                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT

                                      AMONG

                               ROYAL NUMICO N.V.,

                                NUMICO USA, INC.

                                       AND

                            APOLLO GNC HOLDING, INC.

                          DATED AS OF OCTOBER 16, 2003

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                                TABLE OF CONTENTS

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ARTICLE 1         SALE OF INTERESTS AND PURCHASED ASSETS; CLOSING...............................................         1

         1.01     Purchase and Sale.............................................................................         1

         1.02     Purchase Price................................................................................         1

         1.03     Closing.......................................................................................         1

         1.04     Post-Closing Purchase Price Adjustment........................................................         2

         1.05     Equity Commitment.............................................................................         4

ARTICLE 2         REPRESENTATIONS AND WARRANTIES OF SELLER......................................................         4

         2.01     Organization of Seller........................................................................         4

         2.02     Authority.....................................................................................         4

         2.03     Organization of the Company...................................................................         4

         2.04     Interests.....................................................................................         5

         2.05     Subsidiaries..................................................................................         5

         2.06     Noncontravention..............................................................................         6

         2.07     Title to Assets...............................................................................         6

         2.08     Brokers' Fees.................................................................................         6

         2.09     Financial Statements..........................................................................         7

         2.10     Absence of Certain Material Developments......................................................         7

         2.11     Undisclosed Liabilities.......................................................................         9

         2.12     Legal Compliance..............................................................................         9

         2.13     Tax Matters...................................................................................        10

         2.14     Real Property.................................................................................        11

         2.15     Intellectual Property.........................................................................        12

         2.16     Tangible Assets...............................................................................        14

         2.17     Contracts.....................................................................................        14

         2.18     Accounts......................................................................................        16

         2.19     Powers of Attorney............................................................................        16

         2.20     Insurance.....................................................................................        16

         2.21     Litigation....................................................................................        17

         2.22     Employees.....................................................................................        17

         2.23     Employee Benefits.............................................................................        17
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         2.24     Environmental Laws............................................................................        19

         2.25     Certain Business Relationships With Seller....................................................        20

         2.26     Inventory.....................................................................................        21

         2.27     Franchise Matters.............................................................................        21

         2.28     No Material Adverse Change....................................................................        22

         2.29     Full Disclosure...............................................................................        22

         2.30     Product Liability.............................................................................        22

         2.31     Personnel Policies............................................................................        22

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................................        23

         3.01     Organization and Power........................................................................        23

         3.02     Authority.....................................................................................        23

         3.03     No Breach.....................................................................................        23

         3.04     Governmental Consents, etc....................................................................        23

         3.05     Litigation....................................................................................        23

         3.06     Broker's Fees.................................................................................        24

         3.07     Investment Representation.....................................................................        24

         3.08     Financing.....................................................................................        24

         3.09     Solvency......................................................................................        24

ARTICLE 4         SELLER PRE-CLOSING COVENANTS..................................................................        25

         4.01     General.......................................................................................        25

         4.02     Notices and Consents..........................................................................        25

         4.03     Conduct of Business Pending Closing...........................................................        25

         4.04     Access........................................................................................        27

         4.05     Restructuring.................................................................................        28

         4.06     Notice and Cure...............................................................................        29

         4.07     Regulatory Filings............................................................................        29

         4.08     Shareholders Meeting..........................................................................        29

         4.09     No Solicitation...............................................................................        30

         4.10     Financing.....................................................................................        31
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         4.11     September Interim Financial Statements........................................................        31

         4.12     Audit.........................................................................................        32

         4.13     Contact with Customers and Suppliers..........................................................        32

ARTICLE 5         PURCHASER'S PRE-CLOSING COVENANTS.............................................................        32

         5.01     General.......................................................................................        32

         5.02     Regulatory Filings............................................................................        32

         5.03     Contact with Customers and Suppliers..........................................................        33

         5.04     Purchaser's Solvency..........................................................................        33

         5.05     Acknowledgment by Purchaser...................................................................        33

         5.06     Notification..................................................................................        33

         5.07     Completion of IRS Form 8023...................................................................        33

ARTICLE 6         POST-CLOSING COVENANTS........................................................................        34

         6.01     General.......................................................................................        34

         6.02     Covenant Not to Compete.......................................................................        34

         6.03     Purchaser Payment Obligations.................................................................        35

         6.04     Purchaser Insurance...........................................................................        35

         6.05     Excluded Proceeds.............................................................................        36

         6.06     Seller Insurance..............................................................................        36

         6.07     Name Change...................................................................................        37

ARTICLE 7         CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.................................................        37

         7.01     Representations and Warranties................................................................        37

         7.02     Performance...................................................................................        37

         7.03     Third Party Consents..........................................................................        37

         7.04     Payment Obligations...........................................................................        38

         7.05     Shareholder Approval..........................................................................        38

         7.06     No Litigation.................................................................................        38

         7.07     Seller's Officer's Certificate................................................................        38

         7.08     Royal Numico Officer's Certificate............................................................        38

         7.09     Governmental Consents.........................................................................        38
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         7.10     Opinion of Counsel............................................................................        39

         7.11     Resignations of Directors and Officers........................................................        39

         7.12     Ancillary Agreements..........................................................................        39

         7.13     GNC Franchising Canada........................................................................        39

         7.14     Non-Foreign Status............................................................................        39

         7.15     Material Adverse Change.......................................................................        39

         7.16     Employment Agreements.........................................................................        39

         7.17     Financing.....................................................................................        39

         7.18     Completion of IRS Form 8023...................................................................        39

         7.19     Other Actions.................................................................................        39

ARTICLE 8         CONDITIONS TO SELLER'S OBLIGATION.............................................................        40

         8.01     Representations and Warranties................................................................        40

         8.02     Performance...................................................................................        40

         8.03     Litigation....................................................................................        40

         8.04     Other Certificate.............................................................................        41

         8.05     Governmental Consents.........................................................................        41

         8.06     Legal Opinion.................................................................................        41

         8.07     Guarantees....................................................................................        41

         8.08     Other Actions.................................................................................        41

         8.09     Shareholder Approval..........................................................................        41

         8.10     Completion of IRS Form 8023...................................................................        41

ARTICLE 9         INDEMNIFICATION...............................................................................        42

         9.01     Indemnification by Seller.....................................................................        42

         9.02     Indemnification by Purchaser..................................................................        44

         9.03     Method of Asserting Claims....................................................................        45

         9.04     Adjustments...................................................................................        46

         9.05     Dispute Resolution............................................................................        46

         9.06     Remedies......................................................................................        48

         9.07     Joint and Several Liability...................................................................        48
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ARTICLE 10        TAX MATTERS...................................................................................        48

         10.01    Tax Indemnity.................................................................................        48

         10.02    Tax Contests..................................................................................        50

         10.03    Payments for Certain Adjustments..............................................................        51

         10.04    Refunds.......................................................................................        51

         10.05    Cooperation and Exchange of Information.......................................................        51

         10.06    Transfer Taxes................................................................................        52

         10.07    Tax Sharing Agreements; Powers of Attorney....................................................        52

         10.08    Foreign Subsidiaries..........................................................................        52

         10.09    Survival of Tax Claims and Section 2.13 Representations.......................................        52

ARTICLE 11        SECTION 338(H)(10) ELECTION...................................................................        52

         11.01    Section 338(h)(10) Election...................................................................        52

         11.02    Calculation and Payment of 338(h)(10) Tax Payment.............................................        53

         11.03    Purchase Price Allocation.....................................................................        54

         11.04    Tax Liabilities...............................................................................        55

ARTICLE 12        TERMINATION...................................................................................        56

         12.01    Termination...................................................................................        56

         12.02    Effect of Termination.........................................................................        57

ARTICLE 13        DEFINITIONS...................................................................................        58

         13.01    Definitions...................................................................................        58

         13.02    Cross-Reference of Other Definitions..........................................................        66

ARTICLE 14        ADDITIONAL POST-CLOSING COVENANTS.............................................................        68

         14.01    Employee Benefit Matters......................................................................        68

         14.02    Excluded Litigation...........................................................................        69

         14.03    Benefits Relating to Royal Numico General Nutrition Management Stock Purchase Plan............        70

         14.04    Retention and Severance Agreements, and Bonus Plans...........................................        71

ARTICLE 15        MISCELLANEOUS.................................................................................        72

         15.01    No Assignment; Binding Effect.................................................................        72

         15.02    Headings......................................................................................        72
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15.03    Press Releases and Communications.............................................................        72

15.04    No Third Party Beneficiaries..................................................................        73

15.05    Entire Agreement..............................................................................        73

15.06    Counterparts..................................................................................        73

15.07    Notices.......................................................................................        73

15.08    Governing Law; Venue..........................................................................        74

15.09    Amendments and Waivers........................................................................        74

15.10    Severability..................................................................................        74

15.11    Expenses......................................................................................        74

15.12    Construction..................................................................................        75

15.13    Incorporation of Exhibits, Annexes and Schedules..............................................        75

15.14    Governing Language............................................................................        75
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Exhibit A             --   [Intentionally Deleted]
Exhibit B             --   Forms of Opinions of Seller's Counsel
Exhibit C             --   Form of Opinion of Purchaser's Counsel
Exhibit D             --   Company Accounting Policies
Exhibit E             --   [Intentionally Deleted]
Exhibit F             --   [Intentionally Deleted]
Exhibit G             --   [Intentionally Deleted]
Exhibit H             --   Certain Management Members
Exhibit I             --   Calculation of EBITDA
Disclosure Schedule   --   Exceptions to Seller's Representations and
                           Warranties, and Other Information

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (this "Agreement") dated as of October 16, 2003 is made and entered into by and among APOLLO GNC HOLDING, INC., a Delaware corporation ("Purchaser"), ROYAL NUMICO N.V., a company organized under the laws of The Netherlands ("Royal Numico"), and NUMICO USA, INC., a Delaware corporation (hereinafter referred to as "Numico USA" or "Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 13.01.

      WHEREAS, Seller owns all the sole membership interest in GNC US Newco 1 LLC, a Delaware limited liability company ("Newco 1 LLC"), and a partnership interest in GNC US Newco DGP 1, a Delaware general partnership ("Newco DGP 1"), of which Newco 1 LLC is the only other partner (such limited liability company and partnership being referred to together as the "Company", and such interests being referred to together as the "Interests"); and

      WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Interests, on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the parties contemplate that, prior to consummation of such sale and purchase, the Company's Subsidiaries will undergo an internal reorganization as described in Section 4.05 of the Disclosure Schedule;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                           SALE OF INTERESTS; CLOSING

      1.01 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Interests.

      1.02 Purchase Price. Subject to adjustment pursuant to Sections 1.04 and 4.12, the aggregate purchase price for the Interests is Seven Hundred Fifty Million Dollars ($750,000,000), minus the aggregate amount of all assumed indebtedness listed on Section 1.02 of the Disclosure Schedule outstanding as of the opening of business on the Closing Date (the "Purchase Price"), payable in immediately available United States funds at the Closing in the manner provided in Section 1.03.

      1.03 Closing. The Closing will take place at the offices of Vedder, Price, Kaufman & Kammholz, 805 Third Avenue, New York, New York 10022, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such account as Seller directs by written notice delivered to Purchaser by Seller at least two Business Days before the Closing Date. Simultaneously, Seller will assign and transfer to Purchaser all of Seller's right, title and interest in and to the Interests by delivering to Purchaser such duly executed instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser good title to the Interests. At the Closing, there shall also be delivered to Seller and Purchaser the opinions, certificates and other Contracts, documents and instruments to be delivered under Articles 7 and 8.

      1.04 Post-Closing Purchase Price Adjustment. (a) As soon as practicable, but in no event later than ninety (90) days after the Closing Date, Purchaser shall deliver to Seller a schedule (the "Adjustment Schedule") setting forth (i) the Working Capital Assets (as defined below) and the Working Capital Liabilities (as defined below), in each case as of the opening of business on the Closing Date (exclusive of borrowings in connection with the Closing) ("Closing Date Working Capital Amount"), and (ii) the amount by which the Purchase Price should be adjusted (A) upward to the extent that the Closing Date Working Capital Amount is greater than the WC Target; provided that no upward adjustment shall be made to the extent that the aggregate value of the Company's inventory and accounts receivable included in the Working Capital Assets are greater than Three Hundred Fifty-One Million Eight Hundred Fifty Thousand Dollars ($351,850,000) and (B) downward to the extent that the Closing Date Working Capital Amount is less than the WC Target (such upward or downward adjustment is hereinafter referred to as the "Adjustment Amount Due"). The Adjustment Amount Due shall equal $0.00 if the Closing Date Working Capital Amount is equal to the WC Target. For purposes of this Agreement, the "WC Target" is One Hundred Ninety Million Dollars ($190,000,000). (The WC Target was established without taking into account any Cash of the Company and the Subsidiaries, it being the intent of the Seller to cause the Company and Subsidiaries (based upon Seller's good faith estimate of the amount of such Cash as of the Closing Date) to use all available Cash (other than System Cash) to repay any Intercompany Debt and/or to pay dividends to Seller prior to the Closing Date. Any remaining Cash shall be included in the Closing Date Working Capital Amount). Seller shall cooperate reasonably with Purchaser and its Representatives in order to facilitate preparation of the Adjustment Schedule and determination of the Adjustment Amount Due, and Seller and its Representatives shall have the right to perform reasonable procedures necessary to verify the accuracy thereof.

            (b) At any time and from time to time after receipt of the Adjustment Schedule, Seller may request, and Purchaser will provide upon reasonable notice, reasonable access during normal business hours to, or copies of, as Seller shall request, the information, data and work papers used to prepare the Adjustment Schedule and to calculate the Adjustment Amount Due, and will make its personnel and accountants available to explain any information, data or work papers used to prepare the Adjustment Schedule and to calculate the Adjustment Amount Due. Seller shall notify Purchaser in writing within thirty
(30) Business Days following delivery of the Adjustment Schedule (the "Dispute Period") that (i) Seller agrees with the Adjustment Schedule and the Adjustment Amount Due (an "Approval Notice") or (ii) Seller disagrees with such calculations, identifying with reasonable specificity the items with which Seller disagrees (a "Dispute Notice"). Upon receipt by Purchaser of a Dispute Notice, Purchaser and Purchaser's accountants, on the one hand, and Seller and Seller's accountants, on the other hand, will use good faith efforts during the twenty (20) Business Day period following the date of Purchaser's receipt of a Dispute Notice (the "Resolution Period") to resolve any differences they may have as to the calculations of the Adjustment Schedule and/or the Adjustment Amount Due. If Purchaser and Seller cannot reach written agreement during the Resolution Period, within five (5) Business Days thereafter, their disagreements, limited to only those issues still in dispute ("Remaining Disputes"), shall be promptly submitted to the New York, New York office of Ernst & Young, LLP (the "Independent Accountant"), which firm shall conduct such additional review as is necessary to resolve the specific Remaining Disputes referred to it. Seller and Purchaser will cooperate fully with the Independent Accountant to facilitate its resolution of the Remaining Disputes, including by providing the information, data and work papers used by each party to calculate the Adjustment Amount Due and the Remaining Disputes, making its personnel and accountants available to explain any such information, data or work papers and submitting each of their calculations of the Closing Date Working Capital Amount and the Adjustment Amount Due. Based upon such review and other information, the Independent Accountant shall determine the Closing Date Working Capital Amount and the Adjustment Amount Due strictly in accordance with the terms of this Section 1.04 and the Company Accounting Policies (the "Independent Accountant Determination"). Such determination shall be completed as promptly as practicable and if possible no event later than sixty (60) days following the submission of the Remaining Disputes to the Independent Accountant and shall be explained in reasonable detail and confirmed by the Independent Accountant in writing to, and shall be final and binding on, Seller and Purchaser for purposes of this Section 1.04, except to correct manifest clerical or mathematical errors.

            (c) The fees and expenses of the Independent Accountant shall be paid by the party whose calculation of the Adjustment Amount Due as submitted to the Independent Accountant differs most from the Independent Accountant Determination.

            (d) On the fifth Business Day after the earliest of (i) the receipt by Purchaser of an Approval Notice, (ii) the expiration of the Dispute Period if Purchaser has not received an Approval Notice or a Dispute Notice within such period, (iii) the resolution by Seller and Purchaser of all differences regarding the Adjustment Schedule and the Adjustment Amount Due within the Resolution Period and (iv) the receipt of the Independent Accountant Determination, Seller or Purchaser, as applicable, shall pay any Adjustment Amount Due, plus interest calculated from the Closing Date through, but not including, the date of such payment at the Interest Rate, by wire transfer of immediately available funds without set-off or deduction of any kind.

      For purposes of this Section, the following defined terms have the following meanings:

      "Interest Rate" shall mean, on any date, a variable rate per annum, equal to the rate of interest published from time to time by The Wall Street Journal as the "prime rate" at large U.S. money center banks.

      "Working Capital Assets" shall mean the Cash, net accounts receivable, net accounts receivable from affiliates, net inventory and all other current assets (which shall include, among other items, prepaid expenses) of the Company and the Subsidiaries as of the opening of business on the Closing Date (exclusive of borrowings in connection with the Closing), determined in accordance with the Company Accounting Policies; provided, however, that no amounts related to any tax receivables, deferred tax assets or prepaid income taxes shall be included in determining Working Capital Assets.

      "Working Capital Liabilities" shall mean accounts payable, accounts payable due to affiliates, accrued expenses, and all other current liabilities of the Company and the Subsidiaries as of the opening of business on the Closing Date, determined in accordance with the Company Accounting Policies; provided, however, that no amounts related to deferred tax liabilities, federal and state income tax liabilities, and intercompany and third party indebtedness for borrowed money, including interest thereon, shall be included in determining Working Capital Liabilities. (Any liabilities for which a check has been written by the Company but for which funds have not yet been deducted from the Company's account shall be treated as a Working Capital Liability for this purpose.)

      1.05 Equity Commitment. Concurrently with its execution of this Agreement, Purchaser shall deliver to Seller the duly executed Equity Commitment.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Purchaser as follows:

      2.01 Organization of Seller. Royal Numico is a company duly organized, validly existing and in good standing under the Laws of The Netherlands, and Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Royal Numico and Seller each have the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

      2.02 Authority. The execution and delivery by Royal Numico and Seller of this Agreement, and the performance by Royal Numico and Seller of its obligations hereunder, have been duly and validly authorized by the respective Supervisory Board and Board of Directors of Royal Numico and Seller, and except for the approval of this Agreement by stockholders of Royal Numico (which exception shall be deemed to have been deleted as of the Closing Date if the Closing occurs), no other corporate action on the part of Royal Numico or Seller or the sole stockholder of Numico is necessary. This Agreement has been duly executed and delivered by Royal Numico and Seller, and constitutes the valid and binding obligations of Royal Numico and Seller enforceable against Royal Numico and Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

      2.03 Organization of the Company. Newco 1 LLC has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. 18-101, et seq.) (the "LLC Act"), with all requisite limited liability company power and authority under the LLC Act and the limited liability company agreement of Newco 1 LLC (the "LLC Agreement") to own its Assets and to carry on its business, all as described in the LLC Agreement. Newco DGP 1 has been duly formed and is validly existing as a general partnership under the Delaware Revised Uniform Partnership Act (6 Del.
C. 15-101, et

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seq.) (the "GP Act"), with all requisite partnership power and authority under the GP Act and the partnership agreement of Newco DGP 1 (the "GP Agreement") to own its Assets and to carry on its business, all as described in the GP Agreement. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its Assets or the conduct of its business, makes such qualification necessary, except for those jurisdictions in which all such failures by the Company to be qualified would not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect.

      2.04 Interests. There are no membership or economic interests (as defined in the LLC Act) in Newco 1 LLC other than the Interests. Under the LLC Act and the LLC Agreement, Seller has been duly admitted to Newco 1 LLC as the sole member of Newco 1 LLC. Under the GP Act and the GP Agreement, Seller and Newco 1 LLC have been duly admitted to Newco DGP 1 as the only partners of Newco DGP 1. Seller owns the Interests, beneficially and of record, free and clear of all Liens, other than the restrictions on transfer set forth in the LLC Agreement and the GP Agreement. The Interest in Newco 1 LLC issued to Seller has been duly authorized and validly issued by Newco 1 LLC and is a fully paid and nonassessable limited liability company interest in Newco 1 LLC. The Interest in Newco DGP 1 issued to Seller and the partnership interest in Newco DGP 1 issued to Newco 1 LLC have been duly authorized and validly issued. Except for this Agreement and as disclosed in Section 2.04 of the Disclosure Schedule, there are
(a) no outstanding Options that have been issued by the Company, and (b) no Contracts relating to any ownership or economic interest in the Company or obligating the Company or Seller to issue, sell, redeem or otherwise acquire any ownership or economic interest in the Company or any Option. The delivery of instruments in the manner provided in Section 1.03 will transfer to Purchaser good and valid title to the Interests, free and clear of all Liens, other than Liens arising through Purchaser, and the terms and conditions of the LLC Agreement and GP Agreement.

      2.05 Subsidiaries. Section 2.05 of the Disclosure Schedule lists the name of each Subsidiary, its jurisdiction of incorporation (or other organization) and its principal business lines. Each Subsidiary is a corporation, limited liability company or partnership duly organized or formed, validly existing and, with respect to each corporate and limited liability company Subsidiary, in good standing under the Laws of its jurisdiction of incorporation or organization identified in Section 2.05 of the Disclosure Schedule (unless otherwise disclosed therein), and has the requisite corporate, limited liability or partnership power and authority to conduct its business as now conducted and to own and lease its Assets. Each Subsidiary is duly qualified to do business and, with respect to each corporate and limited liability company Subsidiary, is in good standing in each jurisdiction in which the ownership or leasing of such Subsidiary's Assets or the conduct of its business makes such qualification necessary, except for those jurisdictions in which the adverse effects of all such failures to be so qualified by the Subsidiaries would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 2.05 of the Disclosure Schedule lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock (or in the case of non-corporate Persons comparable capitalization information). Except as disclosed in Section 2.05 of the Disclosure Schedule, all of the outstanding shares of capital stock of or membership, partnership and economic interests in each Subsidiary have been duly authorized and, with respect to each corporate Subsidiary, validly issued, and are fully paid and nonassessable, and are owned, beneficially and of record, by the

Company or Subsidiaries directly or indirectly wholly owned by the Company, free and clear of all Liens. Except as disclosed in Section 2.05 of the Disclosure Schedule, there are (a) no outstanding Options to acquire capital stock, membership, partnership or economic interests of any Subsidiary, and (b) no Contracts obligating any Person to issue, sell, repurchase, redeem or otherwise acquire any shares of any Subsidiary's capital stock or membership, partnership or economic interests thereof or any Option. The rights, properties and other assets presently owned, leased or licensed by the Company and the Subsidiaries include all such rights, properties and other assets necessary to permit the Company and the Subsidiaries to conduct the business of General Nutrition Companies, Inc. and the Subsidiaries in all material respects in the same manner as such business has been conducted prior to the date hereof.

      2.06 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by Royal Numico or Seller, will (a) violate any Law or Order to which Royal Numico, Seller, the Company or any of the Subsidiaries is subject or any provision of the Constituent Documents of Royal Numico, Seller, the Company or any of the Subsidiaries, or (b) except as set forth in Section 2.06 of the Disclosure Schedule, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller, the Company or any Subsidiary is a party or by which it is bound or to which any of its Assets is subject (or result in the imposition of any Lien upon any of its Assets), except where the violation, breach, default, acceleration, termination, modification, cancellation or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Royal Numico, Seller, the Company or any Subsidiary is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority (i) in order for it to consummate the transactions contemplated by this Agreement or (ii) that, to Seller's Knowledge, will adversely affect the ability of Purchaser (other than due to any legal or regulatory facts specific to Purchaser) to consummate the transactions contemplated by this Agreement or to obtain the requisite financing in accordance with the commitment letters referred to in
Section 3.08, except as disclosed in Section 2.06 of the Disclosure Schedule, and except where the failure to give notice, to file or to obtain any such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      2.07 Title to Assets. Except as set forth in Section 2.07 of the Disclosure Schedule, the Company and each of the Subsidiaries have good, valid and marketable title to or a valid and binding leasehold interest in, all the material tangible Assets that it uses in its business, including all such Assets reflected in the Most Recent Balance Sheet (except for Assets sold since the date of the Most Recent Balance Sheet in the Ordinary Course of Business) and all of such Assets purchased or otherwise acquired by the Company and the Subsidiaries since the date of the Most Recent Balance Sheet, in each case, free and clear of all Liens other than Permitted Liens.

      2.08 Brokers' Fees. Other than fees payable to Goldman, Sachs & Co. all of which are to be paid by Royal Numico or Seller, none of Royal Numico, Seller, the Company or any Subsidiary has any liability or obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

      2.09 Financial Statements. Seller has delivered to Purchaser true and complete copies of the audited balance sheets of the Company and its consolidated subsidiaries as of December 31, 2002 (the "Most Recent Balance Sheet"), and 2001, and the related audited consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years ended as of December 31, 2002, 2001 and 2000, together with a true and correct copy of the report on such audited information by PricewaterhouseCoopers LLP (the "Audited Financial Statements"). Except as set forth in the notes thereto, and as disclosed in Section 2.09 of the Disclosure Schedule, the Audited Financial Statements, including the notes thereto (a) have been prepared from, are in accordance with and accurately reflect, in all material respects, the books and records of the Company and the Subsidiaries, (b) were prepared in accordance with GAAP, (c) fairly present the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby, and
(d) were compiled from the books and records of the Company and the Subsidiaries regularly maintained by management and used to prepare the financial statements of the Company and the Subsidiaries in accordance with the principles stated therein. All draft and final management letters issued by the auditors and any management responses thereto have been provided to or made available to Purchaser. As of the date of the Most Recent Balance Sheet, the Working Capital of the Company, as calculated on Exhibit I to Exhibit D hereto, was $205,340,000. Seller has delivered to Purchaser true and complete copies of the unaudited balance sheet of the Company and its consolidated subsidiaries as of June 30, 2003 and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the six-month period ended as of June 30, 2003 (the "June Interim Financial Statements"). Except as disclosed in
Section 2.09 of the Disclosure Schedule (which exceptions shall be deemed to apply to the June Interim Financial Statements to the same extent as they apply to the Audited Financial Statements) and except for the absence of footnotes and subject to year end adjustments, including, without limitation, the type of adjustments excluded from EBITDA under clause (d) of Exhibit I, the June Interim Financial Statements (a) were compiled from the books and records of the Company and the Subsidiaries regularly maintained by management and used to prepare the financial statements of the Company and the Subsidiaries in accordance with the principles stated therein (b) were prepared in accordance with GAAP in all material respects, and (c) were prepared in a manner consistent with the Company Accounting Policies in all material respects.

      2.10  Absence of Certain Material Developments. Except as set forth in
Section 2.10 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business. Except as set forth in Section 2.10 of the Disclosure Schedule, and except as expressly contemplated or permitted by this Agreement since the date of the Most Recent Balance Sheet, neither the Company nor any Subsidiary has:

            (a) borrowed any amount of money or incurred or become subject to any material Liabilities (other than Liabilities incurred in the Ordinary Course of Business, Liabilities under Contracts entered into in the Ordinary Course of Business, Liabilities set forth in Section 2.10 of the Disclosure Schedule and borrowings from Affiliates necessary to meet Ordinary Course of Business working capital requirements and made in an aggregate amount not to exceed $1,000,000);

            (b) mortgaged, pledged, encumbered or subjected to any Lien any material portion of its Assets, except Permitted Liens;

            (c) effectuated (1) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act")) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any Subsidiary; or (2) a "mass layoff" (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any Subsidiary. Nor has the Company or any Subsidiary otherwise terminated or laid off employees in such numbers as to give rise to liability under any Laws or Orders respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs. Except as set forth in Section 2.10(c) of the Disclosure Schedule, none of the employees of the Company or any Subsidiary has suffered an "employment loss" (as defined in the WARN Act) within the last two (2) years.

            (d) sold, assigned or transferred any portion of its tangible Assets in excess of $1,000,000, except in the Ordinary Course of Business;

            (e) sold, assigned, licensed or transferred any Intellectual Property or other intangible assets, except in the Ordinary Course of Business;

            (f) suffered any material extraordinary losses or waived any rights of material value;

            (g) issued, granted, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or Options or any bonds or debt securities, or any membership or economic interests;

            (h) made any change in the accounting methods or practices used by the Company; or any new election or change in any existing election relating to Taxes, settlement of any claim or assessment relating to Taxes, consent to any claim or assessment relating to Taxes, or waiver of the statute of limitations for any such claim or assessment;

            (i) made any capital expenditures or commitments therefore in excess of $2,000,000 that are not provided for in the 2003 Budgeted Large Capital Projects, dated as of May 22, 2003, as amended September 12, 2003 (collectively, the "Large Capital Projects Budget"), which is attached hereto as
Section 2.10(i) of the Disclosure Schedule;

            (j) purchased or agreed to purchase or entered into any Contract relating to the purchase of Assets other than in the Ordinary Course of Business;

            (k) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any Assets, or canceled, or agreed to cancel, any debts or claims, other than in the Ordinary Course of Business;

            (l) other than advances in the Ordinary Course of Business to pay reasonable (i) business expenses and (ii) relocation expenses, entered into or made any loan to any officer, director, employee, Affiliate, agent or consultant of the Company or any Subsidiary or made any change in existing borrowing or lending arrangement for or on behalf of any such Persons, whether pursuant to an Employee Benefit Plan or otherwise;

            (m) granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payments or benefits pursuant to, or adopted or amended, any new or existing Employee Benefit Plan, except in the Ordinary Course of Business;

            (n) entered into any employment Contract, compensation arrangement or benefit of any kind, or changed (including, without limitation, any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any officer, director or employee of the Company or any Subsidiary, except in the Ordinary Course of Business;

            (o) entered into any other transaction requiring expenditures by the Company or the Subsidiaries in the aggregate in excess of $500,000; or

            (p) entered into any agreement, whether oral or written, by the Company or the Subsidiaries to do any of the foregoing.

      2.11 Undisclosed Liabilities. Except as set forth in Section 2.11 of the Disclosure Schedule, and except for Liabilities set forth on the face of the Most Recent Balance Sheet, in the footnotes to the Audited Financial Statements or incurred as a result of the conduct of the business since the date of the Most Recent Balance Sheet in the Ordinary Course of Business, there are no Liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any Liability for Taxes) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      2.12 Legal Compliance. Except as set forth in Section 2.12 of the Disclosure Schedule, the Company and the Subsidiaries are in compliance with all Laws and Orders applicable to any of them or any of their respective properties, Assets, operations or businesses ("Legal Requirements"), including, but not limited to, the Dietary Supplement Health and Education Act, as amended (the "DSHEA"), the Federal Food, Drug and Cosmetic Act, as amended ("FFDC Act") and any consent decrees to which the Company or the Subsidiaries are parties, except for any such incompliance that would not, individually or in the aggregate, have a Material Adverse Effect, and, to Seller's Knowledge, there does not exist any reasonable basis for any claim of default under or violation of any of the Legal Requirements that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All licenses, permits and approvals (collectively, the "Permits") required under all Legal Requirements to be held or obtained by the Company or any of the Subsidiaries are in full force and effect and will continue to be so upon consummation of the transactions specified in this Agreement except for any such Permits that are not held or will not continue upon consummation of said transactions and that the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Permits listed in

Section 2.12 of the Disclosure Schedule collectively constitute all of the authorizations of any Governmental Authority necessary to permit the Company and the Subsidiaries to lawfully conduct and operate its business in the manner the Company and the Subsidiaries currently conducts and operates such businesses and to permit the Company and the Subsidiaries to own and use its assets in the manner in which the Company and the Subsidiaries currently own and use such Assets except as set forth in Section 2.12 of the Disclosure Schedule and except for any such Permits, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      2.13  Tax Matters.

            (a) Except as set forth in Section 2.13 of the Disclosure Schedule, (i) the Company and the Subsidiaries have duly filed all federal Income Tax Returns and all other material Tax Returns that any of them were required to file prior to the date hereof, (ii) all Taxes due and owing by each of the Company and the Subsidiaries (whether or not shown on any Tax Return) have been paid or accrued on the Most Recent Balance Sheet and (iii) neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. The charges, accruals and reserves on the most Recent Balance Sheet, or on such other books and records that have been delivered to Purchaser, in respect of any Tax liability for any tax periods not finally determined are adequate to meet any assessments of Tax or re-assessments of additional Tax for any such period. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) Except as set forth in Section 2.13 of the Disclosure Schedule, there is no federal, state, or foreign income tax audit or any other material audit, dispute or claim concerning any Tax Liability of the Company or any Subsidiary (A) claimed, threatened or raised by any Governmental Authority in writing or (B) of which Seller has Knowledge.

            (c) Section 2.13 of the Disclosure Schedule lists all federal and state Income Tax Returns filed with respect to the Company and the Subsidiaries for taxable periods ended on or after December 31, 2000, indicates those Income Tax Returns that have been audited and indicates those Income Tax Returns that currently are the subject of audit. Except as set forth in Section
2.13 of the Disclosure Schedule, neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No issue has been raised by any Governmental Authority in any audit of either the Company or any Subsidiary that, if raised with respect to any period not so audited, could reasonably be expected to result in a material proposed deficiency or adjustment for any period not so audited.

            (d) Except as set forth in Section 2.13 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any tax allocation or sharing agreement.

            (e) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section
897(c)(1)(A)(ii).

            (f) Except as set forth in Section 2.13 of the Disclosure Schedule, neither the Company nor any Subsidiary has ever (i) joined in or been required to join in filing a consolidated, combined, unitary or similar federal, state, local or foreign income Tax Return other than a group the common parent of which is Seller, or (ii) granted a power of attorney with respect to any Tax matters that has continuing effect. Neither the Company nor any Subsidiary has agreed to make nor is it required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

            (g) The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (h) The Company has delivered or made available to Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to Taxes due from or with respect to the Company or any Subsidiary and (ii) all closing agreements entered into by the Company or any Subsidiary with any Governmental Authority, in each case existing on the date hereof.

            (i) Neither the Company nor any Subsidiary has received notice of any claim made by a Governmental Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (j) Neither the Company nor any Subsidiary has filed with respect to any item a disclosure statement for any taxable period pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local tax statutes.

            (k) No Subsidiary that is taxed as a corporation for United States federal income tax purposes and not created in, or organized under the law of, the United States or any State or political subdivision thereof (a "Foreign Subsidiary"), has any "Subpart F income" as defined in Section 952 of the Code for is current taxable year.

      2.14  Real Property.

            (a) Section 2.14 of the Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned by the Company or any Subsidiary, the name of the entity owning the same, and the specific location thereof (including street address, city and state), (ii) each lease, sublease, license and other use or occupancy agreement entered into by the Company or any Subsidiary (as lessor or lessee) for the use or occupancy of any real property, the names of the parties to each such agreement, and the specific location related thereto (including site or Store numbers, street address, city and state) and (iii) all Liens (other than Permitted Liens) on any parcel of real property referred to in clause (i). Seller has provided or made available to Purchaser complete copies of all deeds and leases described in Section 2.14 of the Disclosure Schedule, including, without limitation, all amendments, modifications and supplements thereto, and any guarantees thereof.

            (b) Except as disclosed in Section 2.14 of the Disclosure Schedule, the Company or a Subsidiary has good and marketable fee simple title to each parcel of real property shown as owned by it, free and clear of all Liens other than Permitted Liens. Except for the real property shown as leased to others in Section 2.14(a)(ii) above, the Company or a Subsidiary is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon and except for the real property shown as subleased to its franchisees in Section 2.14(a)(ii) above, the Company or a Subsidiary is in possession of all the premises leased to it.

            (c) The Company or a Subsidiary has a valid and binding leasehold estate that is in full force and effect in the real properties shown in Section
2.14 of the Disclosure Schedule as leased by it for the full term of the lease thereof. Each lease and other agreement referred to in Section 2.14(a)(ii) above is a valid and binding agreement, enforceable in accordance with its terms against the Company or a Subsidiary, except, in each case, as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar law relating to or affecting the rights of creditors generally and except as such enforceability of any such lease is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law). Except as set forth in Section 2.14 of the Disclosure Schedule, none of Seller, the Company or any Subsidiary has received written notice of any material default or breach under any lease or other agreement referred to in
Section 2.14(a)(ii) above, or of any material violation of Laws thereat, or of any event which has occurred that with notice or lapse of time or both would constitute a material default or breach of such lease or material violation of Laws thereunder by the Company or any Subsidiary.

            (d) Except as described in Section 2.14 of the Disclosure Schedule, there is a completed, open and operating Store located at each of the premises that are the subject of a Store Lease described in Section 2.14(a)(ii) above.

            (e) The Company's and the Subsidiaries' current use, occupancy and operation of their owned and leased property does not violate any instrument of record or other agreement affecting such property except for any violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (f) No damage or destruction has occurred with respect to any of the Company's or the Subsidiaries' owned or leased property except for damage and destruction that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (g) The Company's and the Subsidiaries' owned and leased property (other than HVAC equipment and property leased to franchisees as to which no representation or warranty is made), taken as a whole, is in good condition and repair and adequate for the use, occupancy and operation of the businesses and activities conducted thereat (ordinary wear and tear excepted) except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      2.15  Intellectual Property.

            (a) All of the Patents, Patent applications, Domain Names, registered Trademarks, Trademark applications, registered Copyrights, Copyright applications and material unregistered Copyrights and Trademarks included in the Company Owned Intellectual Property are set forth in Section 2.15 of the Disclosure Schedule. Except as set forth in Section 2.15 of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company or one of the Subsidiaries owns and possesses all right, title and interest in and to, free and clear of all Liens (except for Permitted Liens), the Company Owned Intellectual Property, (ii) neither the Company nor any Subsidiary has received any written notice of Infringement of any Person's Intellectual Property rights with respect to the Company Owned Intellectual Property and (iii) to Seller's Knowledge, neither the Company nor any Subsidiary is currently Infringing the Intellectual Property rights of any other Person.

            (b) All of the Patents, Patent applications, Domain Names, registered Trademarks, Trademark applications, registered Copyrights, Copyright applications and material unregistered Copyrights and Trademarks included in the Company Licensed Intellectual Property are set forth in Section 2.15 of the Disclosure Schedule. Except as set forth in Section 2.15 of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of the Subsidiaries possesses the valid and enforceable right (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of any such Contract is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law)) to use, free and clear of all Liens (except for Permitted Liens and the rights of the applicable licensor), the Company Licensed Intellectual Property.

            (c) Section 2.15 of the Disclosure Schedule identifies each material item of Company Licensed Intellectual Property that the Company or any Subsidiary uses pursuant to any Contract. With respect to each such item of Company Licensed Intellectual Property identified in Section 2.15 of the Disclosure Schedule, the Contract covering the item is valid, binding, enforceable against the Company or a Subsidiary and, to Seller's Knowledge, any other party thereto (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of any such Contract is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law)), and is in full force and effect in all material respects.

            (d) With respect to any material Contract included in the Company Intellectual Property, neither the Company nor any Subsidiary or, to Seller's Knowledge, any other party to any such Contract, is in material breach or default and no event has occurred, as a result of any act or omission of the Company or any Subsidiary or, to Seller's Knowledge, any other party thereto, including the consummation of the transactions contemplated by this Agreement by the Company or any Subsidiary, which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereof.

            (e) Except as set forth on Section 2.15 of the Disclosure Schedule, neither Company, nor any Subsidiary, has brought or, to the Knowledge of the Seller, threatened a claim against any Person alleging Infringement of the Company Owned Intellectual Property rights, and to the Seller's Knowledge, there is no reasonable basis for a such a claim.

            (f) The Company Owned Intellectual Property (i) has been duly maintained, (ii) has not been cancelled, expired or abandoned, and (iii) to Seller's Knowledge, is valid and enforceable, provided, however, that Seller makes no representations or warranties as to whether any pending Patent application, Trademark application or Copyright application will issue or be granted rights thereunder nor as to the scope of any rights issues or granted from any such Patent application, Trademark application or Copyright application.

            (g) The Company and each Subsidiary have taken reasonable measures to protect the confidentiality of its material Trade Secrets.

            (h) The Company Intellectual Property is sufficient for the continued conduct of the businesses of the Company and the Subsidiaries after the Closing Date in the same manner as such businesses were conducted prior to the Closing Date.

            (i) Section 2.15 of the Disclosure Schedule identifies all Contracts in which a license to any of the Company Intellectual Property is granted to a third party.

      2.16 Tangible Assets. The buildings, machinery, equipment and other tangible Assets (other than inventory and Store HVAC) that the Company and the Subsidiaries own or lease, taken as a whole, are free from material defects (patent and, to Seller's Knowledge, latent), have been maintained in accordance with normal industry practice and are, in all material respects, in good operating condition and repair (subject to normal wear and tear).

      2.17 Contracts. Section 2.17 of the Disclosure Schedule lists the following Contracts to which the Company or any Subsidiary is a party:

            (a) any Contract (or group of related Contracts) for the lease of any property, real or personal, to or from any Person providing for lease payments in excess of $250,000 per annum or payments in excess of $1,000,000 in the aggregate;

            (b) any Contract (or group of related Contracts) for the purchase or sale of any property (real or personal) involving consideration in excess of $250,000;

            (c)   any Contract concerning a partnership or joint venture;

            (d) any Contract (or group of related Contracts) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in excess of $250,000 or under which it has imposed a Lien on any of its Assets with a fair market value in excess of $250,000;

            (e) any material Contract concerning confidentiality and any Contract concerning noncompetition;

            (f) any profit sharing, bonus, stock option, stock purchase, stock appreciation, deferred compensation, incentive, severance, change-in-control, or other material plan arrangement or agreement for the benefit of its current or former directors, officers or employees;

            (g) any Contract for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $250,000 or aggregate compensation in excess of $1,000,000 (other than any at-will employment relationship with any individual who does not have a Contract providing for a specified term or length of employment);

            (h) any Contract under which the Company or any Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $250,000;

            (i) any stand-by letter of credit, guarantee or performance bond in excess of $250,000;

            (j) any Contract not made in the Ordinary Course of Business involving amounts in excess of $250,000;

            (k) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $250,000;

            (l) any Contract materially restricting the Company's ability to conduct its business in the Ordinary Course of Business; and

            (m) any Contract that either requires the Company or any Subsidiary to purchase a minimum amount (measured by volume, dollar amount or otherwise), or at a minimum price, any product or service in excess of $250,000 in the aggregate.

Except as set forth in Section 2.17 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any material Contract with any Governmental Authority. As to each Contract set forth on Section 2.17 of the Disclosure Schedule: (i) the Contract is valid, binding, enforceable against the Company or a Subsidiary and, to Seller's Knowledge, the other party(ies) thereto (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of any such Contract is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law)) and in full force and effect in all material respects; and (ii) neither the Company nor any Subsidiary is in breach or default and no event has occurred (including the consummation of the transactions contemplated by this Agreement) which with notice or lapse of time would constitute a breach or default by the Company or any Subsidiary or permit termination, modification or acceleration as a result of such default, of such Contract by the other party thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect except as set forth in Section 2.17 of the Disclosure Schedule. To Seller's Knowledge, except as set forth in Section 2.17 of the Disclosure Schedule, no other Person is in material default in the observance or the performance of any material term or obligation to be performed by it under any material Contract with the Company or any Subsidiary. To Seller's Knowledge, no bid or contract proposal made by the Company or any Subsidiary that, if accepted or entered into, would reasonably be expected to result in a material loss to either the Company or any Subsidiary. Seller has delivered or made available to Purchaser true and complete copies of all Contracts listed in Section 2.17 of the Disclosure Schedule as in effect on the date hereof.

      2.18 Accounts. Except as set forth in Section 2.18 of the Disclosure Schedule, the accounts and notes receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet, and all accounts and notes receivable arising subsequent to the date of the Most Recent Balance Sheet, (a) arose from bona fide sales transactions in the Ordinary Course of Business and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), (c) to Seller's Knowledge, are not subject to any valid set-off or counterclaim, (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and (e) are collectible in the Ordinary Course of Business consistent with past practice in the aggregate recorded amounts thereof, net of a reserve for bad debts in an amount established consistent with the policies and methodologies used to establish the reserve therefor reflected on the Most Recent Balance Sheet. Except as disclosed in
Section 2.18 of the Disclosure Schedule, as of September 30, 2003, there were no invoices, bills or accounts payable of the Company or the Subsidiaries that are overdue other than those invoices or bills which the Company or any Subsidiary has disputed or is disputing in good faith that do not exceed $2,000,000 in the aggregate.

      2.19 Powers of Attorney. Except as set forth in Section 2.19 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or the Subsidiaries.

      2.20  Insurance.

            (a) Section 2.20 of the Disclosure Schedule sets forth (i) a true and complete list and description of all insurance policies (including insurer, named insured, policy number, period of coverage, type of coverage, limits of insurance under the policy, and required deductible co-payments and retentions), which cover the Company and the Subsidiaries (other than any vendor's insurance policies) and which are in force on the date hereof or were in force at any time since August 1, 1999 with respect to the business or Assets of the Company and the Subsidiaries (the "Policies"), and (ii) a description of such material risks that the Company and the Subsidiaries has designated as being self-insured. The Company and the Subsidiaries has policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning Assets similar to those of the Company and the Subsidiaries.

            (b) Until the Closing, all Policies shall be in full force and effect, all premiums due thereon have been paid by or on behalf of the Company and the Subsidiaries, and the Company and the Subsidiaries shall be otherwise in compliance in all material respects with the terms and provisions of such Policies. Furthermore, the Company and the Subsidiaries have not received any notice of cancellation or non-renewal of any such Policy (except for technical notices of termination in connection with a modification of such Policy) nor, to Seller's Knowledge, is the termination of any such policy threatened, except such policies that are currently in effect will terminate as of Closing other than to the extent provided herein. Any liability claims made against the Company or any of the Subsidiaries that arise out of occurrences or accidents which took place prior to the Closing, within the meaning of the applicable Policies or any loss suffered by the Company or any of the Subsidiaries prior to the Closing, within the meaning of the applicable Policies, will be covered by the Policies in accordance with their terms, conditions, endorsements and exclusions.

      2.21 Litigation. Except as set forth in Section 2.21 of the Disclosure Schedule, there is no action, suit, proceeding or, to Seller's Knowledge, investigation, either civil or criminal, or at law or in equity, or before any Governmental Authority, of any kind now pending or, to Seller's Knowledge, threatened against the Company or any Subsidiary or any of their respective Assets, except for any action, civil proceeding or investigation that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 2.21 of the Disclosure Schedule, there is no arbitration or mediation proceeding pending, scheduled, or, to Seller's Knowledge, threatened against the Company or any Subsidiary or any of their respective Assets, including under any collective bargaining agreement or other agreement. None of the Company, any Subsidiary, or any of their properties or Assets is subject to any Order specifically directed at them or at their industry, including, without limitation, any condemnation, eminent domain or similar proceeding, not disclosed in Section 2.21 of the Disclosure Schedule.

      2.22 Employees. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute within the past two years. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

      2.23  Employee Benefits.

            (a) Section 2.23 of the Disclosure Schedule lists each Employee Benefit Plan and separately identifies each Foreign Plan. Except as set forth in
Section 2.23 of the Disclosure Schedule:

                  (i) Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with the terms of Employee Benefit Plan and complies in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.

                  (ii) All required reports and descriptions (including annual reports (DOL Form 5500), summary annual reports and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the terms of such plan, ERISA, the Code and applicable Laws. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each Employee Welfare Benefit Plan to the extent required by such Plans, applicable Law or GAAP.

                  (iv) Each Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a currently effective determination from the IRS that such Employee Benefit Plan is so qualified or is a prototype plan for which a favorable opinion letter was issued by the IRS and the Seller Knows of no facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

                  (v) No Employee Benefit Plan is a defined benefit plan (as defined in ERISA Section 3(35)) and no liability under Title IV of ERISA has been incurred by the Company, any Subsidiary or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary or any ERISA Affiliate of incurring any liability under such Title.

                  (vi) There have been no Prohibited Transactions or Reportable Events with respect to any Employee Benefit Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing or, to Seller's Knowledge, investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.

                  (vii) None of the Company, any Subsidiary nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any current or former employee, officer, director or consultant of the Company, any Subsidiary or any ERISA Affiliate.

                  (viii) No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company, any Subsidiary or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any Employee Benefit Plan.

                  (ix) No amounts payable under any Employee Benefit Plan or any other contract, agreement or arrangement with respect to which the Company or any Subsidiary may have any liability will fail to be deductible for federal income tax purposes by virtue of Section 162(m) or
      Section 280G of the Code.

                  (x) The consummation of the transactions contemplated by this Agreement by Royal Numico and Seller will not (i) entitle any current or former employee, officer, director or consultant of the Company, any Subsidiary or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant.

                  (xi) There are no pending or, to the Seller's Knowledge, threatened claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary under or involving any such plan (other than routine claims for benefits).

                  (xii) No "leased employee", as that term is defined in Section 414(n) of the Code, performs services for the Company or any Subsidiary.

            (b) Neither the Company nor any Subsidiary has ever contributed to or had any obligation to contribute to any Multiemployer Plan.

            (c) Neither the Company nor any Subsidiary sponsors, maintains, contributes to or has an obligation to contribute to or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees of the Company or the Subsidiaries (or any spouse or other dependent thereof) other than in accordance with COBRA.

            (d) Except as disclosed in Section 2.23(d) of the Disclosure Schedule, no current or former employee or director of the Company or any Subsidiary participates in, or is entitled to benefits under any Foreign Plan.

      2.24 Environmental Laws. The representations and warranties contained in this Sections 2.24 and 2.21 are the sole and exclusive representations and warranties of Seller pertaining or relating to any environmental matters, including without limitation, any arising under any Environmental Laws and Matters of Environmental Concern. Except as set forth in Section 2.24 of the Disclosure Schedule:

            (a) The Company and the Subsidiaries have complied and are in compliance with all Environmental Laws, and, to the Seller's Knowledge, there are no circumstances in existence as of the date hereof or that will be in existence as of the Closing Date that would reasonably be expected to prevent the Company's and the Subsidiaries' compliance with Environmental Laws in the future, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) Without limiting the generality of the foregoing, the Company and the Subsidiaries have obtained and have complied with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of their businesses, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (c) Neither the Company nor any Subsidiary has received any written notice of any Environmental Claim regarding any actual or alleged violation of or noncompliance with any Environmental Laws or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or any Subsidiary or their facilities arising under Environmental Laws, and, to the Seller's Knowledge, there are no circumstances in existence as of the date hereof or that will be in existence as of the Closing Date that would reasonably be expected to result in any Environmental Claim against the Company, any of the Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or the Subsidiaries have retained or assumed either contractually or by operation of law except for any Environmental Claim that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2000, to Seller's Knowledge, there has been and is no release, emission, discharge, presence or disposal of any Material of Environmental Concern at or from any of the Company's or the Subsidiaries' owned properties in violation of any Environmental Law, except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (d) Without limiting the generality of the foregoing, (i) there are no underground storage tanks located at any property owned, or, to Seller's Knowledge, leased or operated by the Company or the Subsidiaries, (ii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, or, to Seller's Knowledge, leased or operated by the Company or the Subsidiaries in violation of Environmental Laws, and (iii) no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property owned, or, to Seller's Knowledge, leased or operated by the Company or the Subsidiaries in each case, in violation of Environmental Laws.

            (e) The Company has provided to Purchaser all assessments, reports, data, results of investigations or audits performed by or on behalf of the Company or any of its Subsidiaries that is in the possession of or reasonably available to Seller regarding environmental matters pertaining to or the environmental condition of the business of the Company or the Subsidiaries, or the compliance (or noncompliance) by the Company or the Subsidiaries with any Environmental Laws.

            (f) Except as expressly provided under this Agreement, neither the Company nor the Subsidiaries are required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

      2.25 Certain Business Relationships With Seller. Except as disclosed in
Section 2.25 of the Disclosure Schedule, neither Seller nor any of its Affiliates (other than the Company and the Subsidiaries) has been involved in any business arrangement or relationship (other than employment) involving amounts in excess of $250,000 or which are otherwise material with either the Company or any Subsidiary within the past twelve (12) months or that is currently in effect and neither Seller nor any of its Affiliates (other than the Company and the Subsidiaries) owns any material Asset which is used in the business of the Company or any Subsidiary. Other than as set forth on Section 2.25 of the Disclosure Schedule, following the Closing, there will be no Contracts between the Seller and the Company, and the Company will not be liable to Seller or any Affiliate of Seller (other than any Subsidiary) for any payments, indemnifications or other obligations.

      2.26 Inventory. (a) Except as disclosed in Section 2.26(a) of the Disclosure Schedule, all inventory of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet consisted, and all such inventory acquired since the date of the Most Recent Balance Sheet consists, of a quality and quantity usable and saleable in the Ordinary Course of Business consistent with past practice, subject to normal and customary allowances of the Company and the Subsidiaries determined in accordance with the Company Accounting Policies for spoilage, damage and outdated items. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded on the books of the Company and the Subsidiaries as reflected in the Most Recent Balance Sheet at the lower of cost (FIFO) (determined in accordance with Company Accounting Policies) or fair market value.

            (b) Except as disclosed in Section 2.26(b) of the Disclosure Schedule, to Seller's Knowledge, the raw materials, food, herbal and dietary supplements of the Company and the Subsidiaries (i) are not adulterated or misbranded within the meaning of the FFDC Act, or within the meaning of any other applicable Law, including the DSHEA, and (ii) are not articles which may not, under the provisions of Sections 404, 505 and 512 of the FFDC Act, be introduced into interstate commerce.

      2.27 Franchise Matters.

            (a) To the Company's Knowledge, each Contract executed by the Company or any of the Subsidiaries in connection with the granting or operation of a franchise ("Franchise Agreement") represents the legal, valid and binding obligation of the franchisee thereunder, and is enforceable against such franchisee in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except that such enforceability is subject to the application of general principles of equity (regardless of whether considered in or proceeding in equity or at law). Except as disclosed in
Section 2.27 of the Disclosure Schedule, neither the Company nor any Subsidiaries is in violation of any Franchise Agreement to which it is a party, which violation would reasonably be expected to cause a liability to the Company or any Subsidiary in excess of $250,000, individually or in the aggregate, for any such violation.

            (b) The Company has delivered to Purchaser a true and correct copy of Company's Uniform Franchise Offering Circular ("UFOC") which is currently being used in connection with the offer to sell and sale of its franchises in the United States. The UFOC does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and its form is in compliance in all material respects with all requirements of all Laws, except that the Company will be required to amend the UFOC appropriately to reflect the transactions contemplated hereby.

            (c) Seller has delivered to Purchaser: (i) true and complete copies of all minutes of any National Advisory Council meetings or committee meetings since August 31, 2000; (ii) a schedule of each franchisee past due as of September 30, 2003 on any fees owed to Seller; (iii) a list of any franchisee that, to the Knowledge of Seller, as of September 30, 2003, was in material default or breach of its sublease with the Company or any of the Subsidiaries
(iv) a schedule setting forth any rebate, discount (other than any rebate or discount given in the Ordinary Course of Business) or write-off made for the benefit of any franchisee since January 1, 2001; (v) a schedule setting forth the EBITDA for Company-owned stores and a majority of the franchisee-owned stores for the years ended December 31, 2001, and 2002; and (v) a schedule setting forth a list of all Stores that the Company has repurchased from franchisees since August 31, 2000 and prior to the date hereof. (With respect to clauses (ii) and (iii) above, the aggregate amount of such fees and the aggregate number of such franchisees has not materially changed since said schedules were delivered to Purchaser).

      2.28 No Material Adverse Change. Since the date of the Most Recent Balance Sheet, there has not been any Material Adverse Change.

      2.29 Full Disclosure. No representation or warranty by Seller contained in this Agreement or the Disclosure Schedule contains or will contain any untrue statement of material fact or omits or will omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

      2.30 Product Liability. Except as set forth in Section 2.30 of the Disclosure Schedule, there are not presently pending, or, to the Knowledge of Seller, threatened, and, to the Knowledge of Seller, there is no reasonable basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or the Subsidiaries, except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.30 of the Disclosure Schedule, in product manufacturing agreements and except as implied or required by Law, neither the Company nor any Subsidiary has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

      2.31 Personnel Policies.

            (a) All personnel policies, rules and procedures applicable to employees of the Company or any Subsidiary are in writing.

            (b) There are no written personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company or any Subsidiary, other than those set forth in Section 2.31 of the Disclosure Schedule, true and complete copies of which have heretofore been provided or made available to Purchaser.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller that:

      3.01 Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

      3.02 Authority. The execution and delivery by Purchaser and Apollo Management V, L.P. ("Apollo") of this Agreement and the Equity Commitment, respectively, and the performance by Purchaser and Apollo of its obligations hereunder and thereunder, as the case may be, have been duly and validly authorized by the respective Boards of Directors or general partner of Purchaser and Apollo, no other corporate or limited partnership action on the part of Purchaser or Apollo or their respective equity holders being necessary. This Agreement and the Equity Commitment has been duly executed and delivered by Purchaser and Apollo, respectively, and constitutes the valid and binding obligation of Purchaser and Apollo, respectively, enforceable against Purchaser and Apollo in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of this Agreement and the Equity Commitment is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

      3.03 No Breach. Purchaser is not subject to or obligated, under its Constituent Documents, any applicable Law, Order or any material Contract which would be breached or violated in any material respect by Purchaser's execution, delivery or performance of this Agreement.

      3.04 Governmental Consents, etc. Except for the applicable requirements of the HSR Act, Purchaser is not required to submit any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or any other Person in connection with the execution, delivery or performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby. Purchaser is not subject to any outstanding Order that would reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

      3.05 Litigation. There are no actions, suits or proceedings pending or, to Purchaser's Knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any Governmental Authority which, individually or in the aggregate, would materially adversely affect Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

      3.06 Broker's Fees. Other than fees payable to Purchaser's proposed lenders, which shall be paid by Purchaser, neither Purchaser nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

      3.07 Investment Representation. Assuming that the Interests constitute "securities" within the meaning of the Securities Act, which Purchaser does not admit, Purchaser (a) is purchasing the Interests for its own account with the present intention of holding such Interests for investment purposes and not with a view to or for sale in connection with any public distribution of such Interests in violation of any federal or state securities laws, (b) is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, (c) has such knowledge and experience in financial and business matters that it is capable of evaluating and has been informed as to the risks of the transactions contemplated hereby and of ownership of the Interests, and (d) further acknowledges that the Interests have not been registered under the Securities Act, or any state or foreign securities laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

      3.08 Financing. Subject to the conditions contained in the Commitment Letters (as defined below), Purchaser will have at the Closing sufficient cash and committed credit facilities to pay the full consideration payable to Seller hereunder, to make all other necessary payments by it in connection with the transactions contemplated by this Agreement and to pay all of its related fees and expenses, and either (a) has the cash on hand or available under existing credit facilities or (b) has obtained debt and equity financing commitment letters (it being understood that any such equity commitment letter will entitle Seller to rely upon the commitment contained in such letter), executed copies of which have been delivered to Seller prior to the date of this Agreement (the "Commitment Letters"), from responsible financial institutions and investors providing for commitments to provide all funds necessary to consummate the transactions contemplated hereby. Purchaser has made no material misrepresentation in connection with obtaining such debt and equity financing commitments. Subject to the conditions contained in the Commitment Letters, Purchaser shall have at the Closing sufficient financing from its own sources, said credit facilities and the funding of said Commitment Letters for the consummation of the transactions contemplated hereby. Purchaser Knows of no reason why such conditions will not be satisfied at or prior to Closing.

      3.09 Solvency.

            (a) Immediately after giving effect to the acquisition of the Interests and the other transactions contemplated by this Agreement (including, without limitation, the debt and equity financings being entered into in connection therewith):

                  (i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser and the Company and the Subsidiaries shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

                  (ii) Purchaser and the Company and the Subsidiaries shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and

                  (iii) Purchaser and the Company and the Subsidiaries shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

            (b) In completing the transactions contemplated by this Agreement, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser, the Company or any of the Subsidiaries.

                                   ARTICLE 4

                          SELLER PRE-CLOSING COVENANTS

      The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      4.01 General. Seller shall use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7 below).

      4.02 Notices and Consents. Seller shall cause each of the Company and the Subsidiaries to use its reasonable best efforts to give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Authorities and to use commercially reasonable efforts to obtain any authorizations, consents and approvals of any other Persons required to be obtained by Seller, the Company or the Subsidiaries under any Contracts, Laws or otherwise in connection with their execution, delivery and performance of this Agreement and their consummation of the transactions contemplated hereby, including, without limitation, the consents shown as required in either Section 2.06 or in item 1 of Section 4.02 of the Disclosure Schedule; provided that Seller shall not be obligated to obtain the authorization, consent or approval of any Person with respect to any Contract described in item 2 of Section 4.02 of the Disclosure Schedule.

      4.03 Conduct of Business Pending Closing. From the date hereof until the Closing, except as consented to by Purchaser in writing (which consent shall not be unreasonably withheld or delayed with respect to clauses (f) and (h)) or required to effect the Restructuring:

            (a) Except as disclosed in Section 2.05 of the Disclosure Schedule, Seller will cause each of the Company and each Subsidiary to maintain itself at all times as a limited liability company, partnership or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized;

            (b) Seller will cause each of the Company and each Subsidiary to carry on its business and operations in the Ordinary Course of Business and will not permit the Company or any Subsidiary to engage in any activity or transaction or make any commitment to purchase or spend or sell or lease other than in the Ordinary Course of its Business and Seller shall cause the Company and the Subsidiaries to make the scheduled capital expenditures contained in the Large Capital Projects Budget, but will not permit the Company or any Subsidiary to make any commitment to purchase capital Assets involving in excess of $2,000,000 that are not so scheduled;

            (c) Seller will not permit the Company or any Subsidiary to declare, authorize or pay any distribution or dividend to its stockholders, other than the dividends contemplated by Section 1.04, and will not permit the Company or any Subsidiary to redeem, purchase or otherwise acquire, or agree to redeem purchase or otherwise acquire, any shares of its stock;

            (d) Seller will not permit the Company or any Subsidiary to change the compensation payable in any material respect or make or modify in any material respect any loans to any of its officers, directors, employees, agents or consultants (other than general increases in wages to employees who are not officers or directors in the Ordinary Course of Business), or grant, issue, accelerate, pay, accrue or agree to pay or make any accrual or arrangement for payments or benefits outside the Ordinary Course of Business pursuant to, or adopt any new or amend any existing Employee Benefit Plan;

            (e) Seller will cause each of the Company and each Subsidiary to use commercially reasonable efforts to continue to carry all of its existing insurance or will replace it with substantially comparable insurance, including premiums, coverages, deductibles and limits;

            (f) Seller will use commercially reasonable efforts to cause each of the Company and each Subsidiary to preserve its business organization intact, to keep available to Purchaser the services of its key employees and key independent contractors and to preserve for Purchaser its relationships with material suppliers, landlords, franchisees, licensees, distributors and customers and others having material business relationships with it;

            (g) Seller will not permit the Company or any Subsidiary to, or to obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber, any of its properties or Assets except in the Ordinary Course of Business and Seller will cause each of the Company and each Subsidiary to maintain its Assets, facilities, machinery and equipment, taken as a whole, in reasonably good operating condition and repair, subject only to ordinary wear and tear;

            (h) Seller will not permit the Company to make any change in the accounting methods or practices used by the Company; or make or change any Tax election, enter into any closing agreement, settle or compromise any material claim or assessment in respect of Taxes or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, nor shall Seller make any such elections or enter into or consent to any such agreements, settlement, or compromises in respect of the Company or any Subsidiary;

            (i) Except as to capital expenditures permitted under Section 4.03(b), Seller shall not permit the Company to enter into any Contract relating to the purchase of Assets other than in the Ordinary Course of Business;

            (j) Seller shall not permit the Company or any Subsidiary to amend its Constituent Documents;

            (k) Other than the matters that are the subject of but are permitted by other provisions of this Section 4.03, Seller will not permit the Company or any Subsidiary to engage in any activity or transaction other than in the Ordinary Course of its Business;

            (l) Without limiting the foregoing, Seller will consult with Purchaser regarding all material developments, transactions and proposals relating to the business or operations or any of the Assets or liabilities of the Company or any Subsidiary;

            (m) Seller shall not permit the Company or any Subsidiary, at any time within the 90-day period before the Closing Date, without complying fully with the notice and other requirements of the WARN Act, to effectuate (A) a "plant closing" (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any Subsidiary; or (B) a "mass layoff" (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any Subsidiary. Nor shall the Seller permit the Company or any Subsidiary otherwise to terminate or lay off employees in such numbers as to give rise to liability under any Laws or Orders respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs. For purposes of the WARN Act and this Agreement, the Closing Date is and shall be the same as the "effective date" within the meaning of the WARN Act.

            (n) Seller shall not, and shall not permit the Company or any Subsidiary to, enter into any Contract to do any of the foregoing, or authorize or announce an intention to do any of the foregoing.

Provided that, the Company and Subsidiaries may complete the Restructuring and may use all available Cash (other than System Cash) to repay any Intercompany Debt and/or pay dividends to Seller prior to the Closing.

      4.04 Access. Upon reasonable prior notification and subject to Purchaser's execution of, and compliance with the terms of, the Data Room Access Agreement and Confidentiality Agreement, Seller shall cause the Company and the Subsidiaries to permit Representatives of Purchaser to have access at all reasonable times and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries, to all premises, properties, personnel, customers, suppliers (subject to Section 4.10), franchisee representatives, books, records, correct and complete copies of all Contracts, Constituent Documents, collective bargaining agreements, employment documents and records, correspondence, files and any and all other materials and documents of or pertaining to the Company and the Subsidiaries, including, without limitation, all Tax filings, audited and unaudited financial statements for the past three (3) years, and all documents reasonably requested by Purchaser as pertaining to the business, except for materials subject to the attorney-client privilege; provided that Seller shall provide to Purchaser copies of all privilege logs prepared or used in connection with any litigation, proceeding or other inquiry. At all reasonable times during the period commencing on the date hereof (the "Execution Date") and ending on the Closing Date or the earlier termination of this Agreement, Purchaser and its Representatives shall be entitled to: (a) enter onto Company property at all reasonable times so long as reasonable advance notice has been given to Seller and Purchaser does not unduly disrupt the business of the Company and the Subsidiaries, to perform any inspections, investigations, studies and tests of any Company property, including, without limitation, physical, structural, mechanical, architectural, engineering, soils and geotechnical tests, that Seller deems reasonable; (b) cause an environmental assessment to be performed on the real property described in Section 4.04 of the Disclosure Schedule, upon reasonable notice to Seller; (c) review all property documents and examine and copy any and all books and records maintained by Seller or its agents (including, without limitation, all documents relating to utilities, zoning and the access, subdivision and appraisal of, and all legal requirements and Laws affecting, the property and Assets); and (d) investigate such other matters as Seller may reasonably desire. Notwithstanding any provision of this Agreement to the contrary, prior to performing any "Phase II" or other invasive test on any real property owned or leased by the Company or any Subsidiary, Purchaser shall provide Seller with a reasonably detailed description of the work to be performed, shall cause the contractors that will perform such work to provide Seller with reasonable evidence of their possession of any Permits and insurance required by applicable Laws and shall obtain the Seller's consent thereto, which shall not be unreasonably withheld and shall be tendered or withheld within five Business Days after the request is made. Purchaser shall indemnify Seller, the Company and the Subsidiaries from and against any Losses resulting from damage to property or injury or death of persons occurring in connection with any such inspection. Purchaser shall treat and hold as such any Confidential Information it receives from any of Seller, the Company or any Subsidiary in the course of the reviews contemplated by this Section 4.04, shall not use any of the Confidential Information except in connection with this Agreement (and the transactions contemplated hereby, including obtaining requisite financing) and in compliance with the terms of the Confidentiality Agreement and the Data Room Access Agreement; provided, that Seller acknowledges that Purchaser shall be permitted to disclose information it deems necessary in connection with obtaining financing for the transactions contemplated by this Agreement in accordance with the terms of the Confidentiality Agreement. Seller will provide to Purchaser true and complete copies of monthly unaudited consolidated balance sheets, profit and loss statements and a schedule of capital expenditures of the Company and the Subsidiaries customarily prepared by the Company and the Subsidiaries and the weekly sales reports of the Company and the Subsidiaries. If this Agreement is terminated for any reason whatsoever, Purchaser shall, and shall cause its Representatives to, return to Seller, the Company and the Subsidiaries or destroy all tangible embodiments (and all copies) of the Confidential Information which are in its possession, all in accordance with the terms and conditions of the Confidentiality Agreement.

      4.05 Restructuring. Prior to the Closing, Seller shall effect the Restructuring in all material respects.

      4.06 Notice and Cure. Seller shall notify Purchaser in writing of any event, transaction or circumstance, as soon as reasonably practicable after it becomes Known to Seller after the date of this Agreement, (a) that causes or would cause any covenant or agreement of Seller under this Agreement to be breached, in which case Seller shall, if such breach is reasonably capable of being cured, use reasonable best efforts to cure the same within ten (10) Business Days after Purchaser gives Seller or Seller gives Purchaser written notice of such breach, or (b) that would render untrue as of the Closing Date any representation or warranty of Seller contained in Article 2 of this Agreement. If such event, transaction or circumstance (when taken together with all other such events, transactions or circumstances) which makes any representation or warranty untrue is the subject of and permitted by Section 4.03(b) (only with respect to capital expenditures permitted thereunder), (c),
(d), (e), (f), (g), (h), (i) or (j), the proviso to Section 4.03 or Section 6.05 (the "Permitted Developments"), then, in any such case, delivery of such notice prior to Closing shall preclude Purchaser from seeking indemnity under Article 9 with respect to any matter disclosed in such notice; however, such notice shall not in any way modify or affect the condition to Closing set forth in Section
7.01 hereof, except as otherwise specifically set forth therein.

      4.07 Regulatory Filings. Seller shall make or cause to be made all filings and submissions under the HSR Act and any other material Laws applicable to Seller, the Company and the Subsidiaries as may be required for the consummation of the transactions contemplated herein. Seller shall coordinate and cooperate with Purchaser in exchanging such information and assistance as Purchaser may reasonably request in connection with all of the foregoing.

      4.08 Shareholders Meeting. The Management and Supervisory Boards of Royal Numico will, as promptly as practicable following the date hereof, (a) duly call, give notice of, and convene one or more meetings of its shareholders for the purpose of approving the terms of this Agreement and the transactions contemplated hereby (individually and collectively, the "Shareholders Meeting") which Shareholder Meeting shall be held no later than twenty-five (25) days after the date hereof (the "Shareholder Determination Date"), and (b) (i) include in its explanatory notes to the agenda of the Shareholders Meeting the unanimous recommendation of the Management Board and the Supervisory Board that the shareholders of Royal Numico vote in favor of the approval of the terms of this Agreement and the transactions contemplated hereby and (ii) each of the Management Board and Supervisory Board of Royal Numico shall use its reasonable best efforts to obtain the necessary approval of the terms of this Agreement and the transactions contemplated hereby by its shareholders. Neither the Management Board or the Supervisory Board shall withdraw, amend or modify in a manner adverse to Purchaser its recommendation referred to in clause (b)(i) of the preceding sentence (or announce publicly or communicate in any manner to its shareholders its intention to do so). Notwithstanding any provision in this Agreement to the contrary, Royal Numico and its Management Board and Supervisory Board shall have the right to (A) publicly disclose the existence and terms of a Superior Proposal to the extent required by applicable law or corporate governance principles, and (B) inform Royal Numico's shareholders of a Superior Proposal at or prior to the Stockholder's Meeting if the failure to take such action would, in the good faith judgment of the Management Board or the Supervisory Board of Royal Numico, taking into consideration the advice of corporate counsel of Royal Numico, violate the fiduciary duties of the Management Board or the Supervisory Board of Royal Numico to Royal Numico's shareholders under applicable law. If the Requisite Shareholder Approval is not obtained by the Shareholder

Determination Date, within three (3) days thereafter Purchaser may elect, by written notice to Seller: (i) to terminate this Agreement pursuant to Section 12.01(d); or (ii) to extend the Shareholder Determination Date for twenty-one
(21) days (or, if sooner, November 30, 2003) and to extend the Termination Date to no later than March 31, 2004; provided, that Purchaser shall be obligated to close as soon as the conditions to Closing under Article 7 are satisfied, including without limitation, Section 7.17. "Superior Proposal" means a Transaction Proposal which the Supervisory Board in its good faith judgment (after consultation with its independent financial advisor) determines if consummated would be more favorable to Royal Numico's shareholders than the transactions contemplated by this Agreement and with respect to which the Supervisory Board receives advice of its legal counsel that the Supervisory Board would breach its fiduciary duties if it did not inform Royal Numico's shareholders of the Superior Proposal prior to the Shareholders meeting; provided, however, that no Transaction Proposal shall be deemed a Superior Proposal unless it involves, at a minimum, (x) 90% in value of the Interests or
(y) all or substantially all of the Company's Assets, and, in either event, includes financing terms at least as favorable to Royal Numico as that proposed by Purchaser and provides for consideration that contains at least as much cash as that proposed by Purchaser.

      4.09 No Solicitation.

            (a) Except for (i) the Restructuring, (ii) the transaction described in Section 4.09 of the Disclosure Schedule or (iii) any proposal concerning a business combination involving Royal Numico and substantially all of its subsidiaries taken as a whole (the "Excluded Transactions"); provided that said later-mentioned transaction would not reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated hereby, none of Royal Numico, the Seller or any of the Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), and none of Royal Numico, the Seller or any of the Subsidiaries shall authorize or permit any of its or their officers, directors, agents, Representatives, advisors or subsidiaries to, solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers relating to, other than the transactions contemplated by this Agreement (A) any acquisition or purchase of 10% or more of the consolidated assets of the Company and the Subsidiaries or of 10% or more of any class of equity securities of the Company or the Subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of the Company or any of the Subsidiaries, (C) any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company and the Subsidiaries, or (D) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or delay the execution of this Agreement (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to the Company's and the Subsidiaries' business, properties or assets in connection with the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Purchaser) to do or seek any of the foregoing except as otherwise specifically set forth in Section 4.08.

            (b) Except for any Excluded Transaction referred to in clause (iii) of its definition, if the Supervisory Board or the Management Board of Royal Numico or the Board of Directors of the Seller, the Company or any of their respective Representatives or Affiliates receives a Transaction Proposal, then Royal Numico or the Seller, as the case may be, shall promptly inform Purchaser of the terms and conditions of such proposal and the identity of the Person making it. Except with respect to the Excluded Transactions, Royal Numico and the Seller shall immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Transaction Proposal, and shall use their reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Except with respect to the Excluded Transactions, Royal Numico and the Seller agree not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which Royal Numico, the Seller or the Company is a party.

      4.10 Financing. Seller agrees to cooperate in any reasonable manner with Purchaser, at Purchaser's expense in connection with the obtaining of the financing referred to in Section 3.08 (subject to the Confidentiality Agreement) and, in connection therewith, at the request of Purchaser, will (a) make requested members of its management team reasonably available to Purchaser to provide Purchaser with any information useful for the obtaining of the financing referred to in Section 3.08 and to participate in road shows and presentations in connection therewith so long as the same does not unduly interfere with the conduct of the business of the Company and the Subsidiaries and (b) cause the Company and the Subsidiaries to execute and deliver loan and/or security agreements which at the Closing will obligate the full credit of the Company and the Subsidiaries and which may be secured by all of the assets of the Company and the Subsidiaries, provided that Seller is reasonably assured that such agreements will be fully discharged without liability or expense of any kind to Seller, the Company and any Subsidiary in the event the Closing is not consummated and that, notwithstanding any provision of this Agreement to the contrary, no action taken by the Seller, the Company or any Subsidiary pursuant to this Section 4.10 and at the request of Purchaser shall be deemed a breach of any representation, warranty or covenant of the Seller hereunder.

      4.11 September Interim Financial Statements. Promptly when available, but no later than November 7, 2003, Seller shall deliver to Purchaser (a) the unaudited, consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2003, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the nine-month periods ended September 30, 2003 and 2002 reviewed by PricewaterhouseCoopers, LLP (the "September Interim Financial Statements"), and (b) a certificate of Seller to the effect that, except as disclosed in Section 2.09 of the Disclosure Schedule (which exceptions shall be deemed to apply to the September Interim Financial Statements to the same extent that they apply to the Audited Financial Statements) and except for the absence of footnotes and subject to year end adjustments, including without limitation, the type of adjustments excluded from EBITDA under clause (d) of Exhibit I, the September Interim Financial Statements
(i) were compiled from the books and records of the Company and the Subsidiaries regularly maintained by management and used to prepare the financial statements of the Company and the Subsidiaries in accordance with the principles stated therein, (ii) were prepared in accordance with GAAP in all material respects, (iii) were prepared in a manner consistent with the Company Accounting Policies in all material respects, and (iv) had the Known Loss policy under the Company Accounting Policies applied thereto.

      4.12 Audit. Seller shall cause PricewaterhouseCoopers, LLP to conduct an audit of the September Interim Financial Statements of the Company and its consolidated subsidiaries (except that the statements of operations, stockholders' equity and cash flows for the nine-month period ended September 30, 2002 shall not be audited) (the "Audit") in accordance with GAAP applied in a manner consistent with the manner in which GAAP was applied to the Audited Financial Statements and to issue an audit report with respect thereto (said September Interim Financial Statements (with said exception) as so audited are referred to herein as the "Audited Interim Financials"). Promptly following completion of the Audit, Seller shall deliver to Purchaser a copy of such Audited Interim Financials, together with a manually executed copy of the audit report with respect thereto. The cost of such Audit shall be borne equally by Purchaser and Seller. The Company's EBITDA shall be defined in and recalculated from the Audited Interim Financials in the same manner set forth on Exhibit I hereto. If the Audit is completed prior to the Closing Date and the amount of such recalculated EBITDA of the Company is less than the amount of the EBITDA Target as shown on Exhibit I hereto, the Purchase Price shall be adjusted downward by an amount equal to the difference, multiplied by 4.75. If the Audit is completed after the Closing Date and the amount of such recalculated EBITDA of the Company is less than the amount of the EBITDA Target as shown on Exhibit I hereto, Seller shall promptly pay to Purchaser an amount equal to such difference, multiplied by 4.75.

      4.13 Contact with Customers and Suppliers. Prior to the Closing, Seller shall provide Purchaser and Purchaser's Representatives with access to the employees, customers and suppliers of the Company and the Subsidiaries as reasonably requested by Purchaser in connection with the transactions contemplated hereby; provided that Purchaser shall not meet or communicate with any customer or supplier outside of Seller's presence without giving Seller reasonable prior notice thereof.

                                   ARTICLE 5

                        PURCHASER'S PRE-CLOSING COVENANTS

      5.01 General. Purchaser shall use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Sections 7.17 and 8.07 and the other provisions of Article 8 below).

      5.02 Regulatory Filings. Purchaser shall make or cause to be made all filings and submissions under the HSR Act and any other Laws applicable to Purchaser as may be required of Purchaser for the consummation of the transactions contemplated herein and Purchaser shall be responsible for all filing fees under the HSR Act. Purchaser shall coordinate and cooperate with Seller in exchanging such information and assistance as Seller may reasonably request in connection with all of the foregoing provided that this Agreement will not require Purchaser to dispose of or make any change in any portion of its business subsequent to the Closing or to incur any other material burden to obtain a Governmental Authorization.

      5.03 Contact with Customers and Suppliers. Prior to the Closing, Purchaser and Purchaser's Representatives shall contact and communicate with the employees, customers and suppliers of the Company and the Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of Seller, which shall not be unreasonably withheld.

      5.04 Purchaser's Solvency. Purchaser shall furnish or cause to be furnished to Seller copies of any solvency opinions or similar materials, if any, obtained by Purchaser from third parties in connection with the financing of the transactions contemplated by this Agreement, to the extent contractually permitted by the issuer of such opinion. Purchaser shall use commercially reasonable efforts to cause the firms issuing any such solvency opinions to allow Seller to rely thereon; provided that, Purchaser shall have no obligation to do so if any material fee or expense is associated with obtaining such reliance.

      5.05 Acknowledgment by Purchaser. THE REPRESENTATIONS AND WARRANTIES BY SELLER IN THIS AGREEMENT AND THE OTHER DOCUMENTS DELIVERED AT CLOSING BY SELLER OR ITS OFFICERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN THE OFFERING MEMORANDUM DATED MAY, 2003, AND ANY SUPPLEMENTS THERETO, THE COMPANY'S MANAGEMENT PRESENTATION, AND ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND THE SUBSIDIARIES, INCLUDING IN ANY INFORMATION PROVIDED UNDER SECTION 4.10) THAT ARE NOT SET FORTH IN THIS AGREEMENT OR THE OTHER DOCUMENTS DELIVERED AT CLOSING BY SELLER OR ITS OFFICERS ARE SPECIFICALLY DISCLAIMED BY SELLER.

      5.06 Notification. From the date hereof until the Closing Date, (a) Purchaser shall disclose to Seller in writing any material variances from Purchaser's representations and warranties contained in Article 3 hereof promptly upon discovery thereof, and (b) Purchaser shall promptly upon the occurrence of such event inform Seller if Purchaser determines or is informed by the issuer of any commitment letter referred to in Section 3.08 that Purchaser will be unable to obtain the financing contemplated by Section 3.08.

      5.07 Completion of IRS Form 8023. Purchaser will provide Seller with all information necessary to allow Seller to duly and accurately complete an IRS Form 8023 with respect to the purchase and sale of the Interests and any deemed sale of Interests or Stock of any Subsidiary hereunder (the "IRS Form 8023"), reasonably cooperate with Seller to complete the IRS Form 8023, and provide Seller with such other documents and information as necessary to make an effective 338(h)(10) Election.

                                   ARTICLE 6

                             POST-CLOSING COVENANTS.

      The parties agree as follows with respect to the period following the Closing.

      6.01 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request for such purpose, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 9 below).

      6.02 Covenant Not to Compete. Seller agrees that, after the Closing, Purchaser and any designated Affiliate will be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. For these and other reasons and as an inducement to Purchaser to enter into this Agreement, Seller and Royal Numico agree that for a period of three years after the Closing Date, Seller and Royal Numico and their respective current Affiliates (other than the Company and the Subsidiaries), will not, directly or indirectly, for their own benefit or as agent for another, own, manage, control, carry on, develop or assist another Person in the development of, or participate in the ownership, management or control of, or allow their name or reputation to be used in or by any other present or future business enterprise that competes with the Company or the Subsidiaries in (a) the selling of vitamins, minerals, herbals, supplements, diet or sport nutrition products through owned or franchised retail stores, Internet, direct mail, catalog or other direct to consumer sales channels anywhere in the world in which the Company currently does business, or (b) the manufacturing of any vitamin, mineral, herbals, supplements, diet or sport nutrition products ((a) and (b) collectively, the "Protected Business"); provided, however, that the foregoing prohibitions shall not prohibit:

                  (i) Royal Numico or any of its Affiliates from continuing the Vitamex business of manufacturing, distributing and selling vitamins, herbals, supplements, diet and sport nutrition products, and the manufacture, distribution and sale of bars for third parties substantially similar to those currently sold under the "Dr. Kouaza" tradename or trademark or any other tradename or trademark used as of the Execution Date, or any replacement tradename or trademark (other than any Company Intellectual Property) in any country (other than in the United States), in each case, in which such businesses are being conducted as of the Execution Date;

                  (ii) Nutraco or any of Royal Numico's other Affiliates from continuing to supply the products and services currently supplied to Rexall or Unicity and their respective subsidiaries and set forth on
      Section 6.02(b) of the Disclosure Schedule or endorsing or providing any similar service for any Unicity product, service or Unicity sponsored event pursuant to any Contract in effect as of the Execution Date;

                  (iii) Royal Numico or any of its Affiliates from owning less than five percent (5%) of the outstanding stock of any publicly-traded corporation that is engaged in any aspect of the Protected Business;

                  (iv) Royal Numico or any of its Affiliates from acquiring any business if (A) the activities of the business acquired do not violate
      Section 6.02(a) and (B) any activities of the business to be acquired that would violate Section 6.02(b) do not comprise more than 20% of the revenues or ebitda of the business acquired during its most recent fiscal year prior to such acquisition, in which event, for greater clarity, Seller and its Affiliates shall have the right to engage in the wholesale distribution and sale of products manufactured by such acquired business; or

                  (v) any Person that acquires all or substantially all of the stock or assets of Royal Numico (through purchase, merger or other business combination) in a transaction that is not undertaken for the purpose of circumventing the provisions of this Section 6.02 from conducting a business that competes with the Protected Business;

provided, further, that nothing in this Section 6.02 shall prohibit Royal Numico or any of its Affiliates from engaging anywhere in the world in the infant formula, baby food or toddler food (including specialty formulas) businesses or the Clinical Nutrition Businesses. Seller agrees that Seller and Seller's Affiliates will not, for a period of one year after the Closing Date, solicit any person now employed by the Company or any Subsidiary for employment by the Seller (other than pursuant to this Agreement and the transactions contemplated hereby) if such person is then employed by Purchaser or any Affiliate of Purchaser. Purchaser agrees that the restrictions set forth in this Section 6.02 shall not apply to any solicitation by the Seller directed at the public in general in publications available to the public in general or any contact which the Seller can demonstrate through written records was initiated by such employee. If the final judgment of a court of competent jurisdiction or an arbitration award declares that any term or provision of this Section 6.02 is invalid or unenforceable, the parties agree that the court or arbitrators making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or award may be appealed.

      6.03 Purchaser Payment Obligations. Subsequent to the Closing, Purchaser shall cause the Company and the Subsidiaries to pay all trade accounts payable due Seller, Nutraco or any other Affiliate of Seller that are disclosed or referred to in Section 6.03 of the Disclosure Schedule and any trade accounts payable that arise in the Ordinary Course of Business and in compliance with the terms of this Agreement between the date hereof and the Closing Date, in accordance with applicable terms of payment, but in no event later than sixty
(60) days after the Closing. Any such amounts not paid when due by the Company or any Subsidiary shall bear interest at the Interest Rate from the date due until paid, which interest shall be payable upon demand by Seller.

      6.04 Purchaser Insurance. At Closing, Purchaser agrees to, and agrees to cause the Company and the Subsidiaries to, add Royal Numico, Seller and each Transferee as additional insureds on all product liability insurance policies maintained by or for the benefit of the Company and the Subsidiaries (and their respective successors-in-interest) and thereafter maintain Royal Numico, Seller and each Transferee as additional insureds thereunder for a period of five years after the Closing Date; provided, that Seller reimburses Purchaser for the cost, if any, of adding such additional insureds and Seller agrees not to file any claim thereunder with respect to any Excluded Litigation. Upon request from time to time by Seller, Purchaser shall furnish Seller with reasonable evidence of Purchaser's compliance with this Section 6.04.

      6.05 Excluded Proceeds. Notwithstanding any provision of this Agreement to the contrary, Seller shall have the right to cause the Company and the Subsidiaries to transfer to Seller, all right, title and interest in, to and under all Excluded Proceeds to which the Company or any of the Subsidiaries are entitled or to which they may become entitled in the future. In the event any such Excluded Proceeds are paid to the Company or any Subsidiary, Purchaser shall cause the recipient thereof to pay such Excluded Proceed to Seller within three (3) Business Days after the receipt thereof without any right of set-off against any amount that may be due and payable after the Closing by Royal Numico, Seller, Nutraco or any other Affiliate of Seller to Purchaser, the Company or the Subsidiaries. Any Excluded Proceeds not paid when due by the Purchaser, the Company or any Subsidiary shall bear interest at the Interest Rate from the date due until paid, which interest shall be payable upon demand. Upon request from time to time by Seller, Purchaser shall, and shall cause the Company and the Subsidiaries to, cooperate reasonably with Seller, at the expense of Seller, to enforce the Settlement and collect any remaining Excluded Proceeds due thereunder, including without limitation by (a) empowering Seller and its counsel through appropriate documentation to institute any action Seller deems necessary or desirable to enforce the Settlement and to represent the Company and the Subsidiaries therein before any court or arbitration tribunal of appropriate jurisdiction, and (b) permitting the current in-house counsel and other Representatives of the Company and the Subsidiaries who are currently monitoring the Settlement and collecting the Excluded Proceeds to continue (so long as they remain employed by them) to monitor the Settlement and collect the Excluded Proceeds on behalf of Seller and to keep Seller advised of any material developments in respect thereto to the extent reasonably requested by Seller and always as reasonably directed by Seller.

      6.06 Seller Insurance. Effective as of the Closing, and to the extent, if any, necessary to ensure that the Company and the Subsidiaries continue to have the same rights under the general and product liability Policies which they currently have with respect to liabilities or losses arising out of occurrences that take place prior to the Closing (the "Liability Policies"), Seller hereby conveys to the Company and the Subsidiaries to the full extent permissible under the law and under the relevant Liability Policies any claim, chose in action or other right Seller may have to the insurance coverage and/or insurance proceeds under its past and present Liability Policies with respect to any liabilities or losses of the Company or any of the Subsidiaries to the extent that such liabilities or losses arise out of occurrences which took place prior to the Closing, within the meaning of the applicable Liability Policies, except any claim, chose in action or other right Seller may have with respect to the Excluded Litigation, any Purchaser Losses or coverage for the benefit of itself, Royal Numico and any other Affiliate of Royal Numico (other than the Company and the Subsidiaries). Further, in response to any reasonable request for cooperation, Seller agrees to cooperate reasonably with Company and the Subsidiaries, at their expense, in any attempts by the Company or any of the Subsidiaries to pursue such claim, chose in action or right against Seller's insurers, including, if necessary, bringing suit with the Company or any of the Subsidiaries against the insurers in Seller's name but at the expense of the Company or Subsidiaries. Finally, Seller shall not take any action to materially limit, interfere with or impair in any way such coverage and shall, at Purchaser's request, take all reasonable steps necessary to assist Purchaser, at Purchaser's expense, in the presentment of all such claims for insurance, including, without limitation, the production of necessary records and documentation in Seller's possession and the giving of testimony, if necessary; provided, however, that nothing in this Agreement shall require Seller to take any action or refrain from taking any action that would be contrary to the terms of any such Liability Policy or that would adversely affect the rights of Seller or Royal Numico thereunder.

      6.07 Name Change. Within sixty (60) days following Closing, Purchaser shall cause Nutricia USA, Inc. to change its name so that it does not contain the words "Nutricia" or "Numico" or any confusingly similar word and shall not use any such words in its business or the business of the Company and the Subsidiaries; provided, however, that if such change could result in a default under any material Contract to which Nutricia USA, Inc. is a party, Purchaser shall be deemed to have fulfilled its obligations under this Section 6.07 if it uses its reasonable best efforts to obtain the necessary waivers or consents as soon as possible. The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section is inadequate, and Purchaser hereby consents to the granting by any court of appropriate jurisdiction or arbitrator award of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

                                   ARTICLE 7

                 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.

      The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      7.01 Representations and Warranties. After taking into account all disclosures of Permitted Developments, each of the representations and warranties set forth in Article 2 of this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date and Seller shall have delivered to Purchaser a certificate of Seller, dated as of the Closing Date, as to the foregoing.

      7.02 Performance. The Restructuring shall have occurred in accordance with
Section 4.05 of the Disclosure Schedule in all material respects. Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before Closing (except for such agreements, covenants and obligations that are qualified by their terms by reference to "materiality" or "Material Adverse Effect," which agreements, covenants and obligations as so qualified shall be performed and complied with in all respects).

      7.03 Third Party Consents. The Company and the Subsidiaries shall have procured all of the third party consents set forth in item 1 of Section 4.02 of the Disclosure Schedule. The

Company and the Subsidiaries shall also have procured commercially reasonable estoppel certificates in favor of Purchaser relating to the leases described in items 1, 2, 4, 8 and 9 of Section 2.14(a)(ii) of the Disclosure Schedule and relating to the Gustine limited partnership and mortgage encumbering the Pittsburgh, Pennsylvania property.

      7.04 Payment Obligations. Prior to the Closing Date, Seller shall have caused all Intercompany Debt among the Company and the Subsidiaries, on the one hand, and any other Affiliates of Royal Numico (other than Nutraco or any employee of the Company or any Subsidiary and as set forth in the immediately succeeding sentence) to have been settled in full by means of set-off against such Intercompany Debt or in cash. Except for (a) the guarantees, indemnity and other agreements listed in Section 8.07 of the Disclosure Schedule which shall remain, subject to Sections 8.07 and 9.02 hereof, (b) the Contracts to which Nutraco is a party, (c) the intercompany arrangements referred to in item 37(iii)b of Attachment 2.17(k) and 4.05 of the Disclosure Schedule and item 38 of Attachments 2.17(k) and 2.25(b) to the Disclosure Schedule and (d) the Ancillary Agreements which shall be executed at or prior to Closing, Seller shall have caused all intercompany arrangements in effect on the Closing Date between the Company and any Subsidiary, on the one had, and Seller and any of its Affiliates (other than the Company, the Subsidiaries, Nutraco and any employee of the Company or any Subsidiary), on the other hand, to be terminated as of Closing with respect to the Company and the Subsidiaries.

      7.05 Shareholder Approval. The terms of this Agreement and the transactions contemplated hereby shall have been approved by a majority of the shareholders of Royal Numico present and voting at the Shareholders Meeting (the "Requisite Shareholder Approval").

      7.06 No Litigation. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the transactions contemplated by this Agreement; and as of the Closing Date, there must not be pending or, to Purchaser's Knowledge, overtly threatened against the Purchaser, or against any Person affiliated with Purchaser, or against any of its property or Assets, or to Seller's Knowledge, overtly threatened against the Company or Seller, or against any Person affiliated with the Company or Seller, or against any of their property or Assets, any proceeding: (a) wherein an unfavorable Order would prevent consummation of, or result in damages payable by Purchaser, any Person affiliated with Purchaser, the Company or any of the Subsidiaries or other relief adverse to Purchaser, any Person affiliated with Purchaser, the Company or any of the Subsidiaries in connection with, the transactions contemplated by this Agreement, or (b) that, if successful, would prevent, materially delay, make illegal, or materially interfere with any of the transactions contemplated by this Agreement.

      7.07 Seller's Officer's Certificate. Seller shall have delivered to Purchaser an officer's certificate signed by the chief executive officer and chief financial officer of Seller to the effect that each of the conditions specified above in Section 7.01-7.06 (other than matters related to Purchaser in Section 7.06) is satisfied in all respects.

      7.08 Royal Numico Officer's Certificate. Royal Numico shall have delivered to Purchaser an officer's certificate signed by the chief executive officer of Royal Numico to the effect that the condition specified above in Section 7.05 is satisfied in all respects.

      7.09 Governmental Consents. The applicable waiting periods under the HSR Act shall have expired or been terminated, and Purchaser and Seller shall have received all other authorizations, consents and approvals of Governmental Authorities referred to in Section 3.04 above, if any.

      7.10 Opinion of Counsel. Purchaser shall have received the opinion of Vedder, Price, Kaufman & Kammholz, P.C., special counsel to Royal Numico and Seller, Richards, Layton & Finger, P.A., Delaware counsel to the Company and certain Subsidiaries, and Marco Bijl, Advocaat and General Counsel of Royal Numico, each dated as of the Closing Date, substantially in the form and to the effect of Exhibits B 1-3 hereto, respectively.

      7.11 Resignations of Directors and Officers. Such managers and members of the boards of directors and such officers of the Company and the Subsidiaries as are designated in a written notice delivered at least five (5) Business Days prior to the Closing Date by Purchaser to Seller shall have tendered, effective at the Closing, their resignations as such managers, directors and officers.

      7.12 Ancillary Agreements. Seller shall have caused the Company, the Subsidiaries and Seller's other Affiliates to have, executed and shall have delivered to Purchaser the Ancillary Agreements to which Seller, the Company, any Subsidiary or any of Seller's other Affiliates is a party.

      7.13 GNC Franchising Canada. Seller shall have caused to be delivered to Purchaser one or more stock certificates evidencing all of the issued and outstanding shares of capital stock of GNC Franchising, Canada Ltd. duly endorsed for transfer, or accompanied by appropriate stock powers duly executed on behalf of the registered owner thereof to transfer said certificates, to Purchaser.

      7.14 Non-Foreign Status. Seller shall have provided a certification of non-foreign status in the form and manner which complies with the requirements of section 1445 of the Code and the regulations promulgated thereunder.

      7.15 Material Adverse Change. There shall not have occurred after the date hereof any Material Adverse Change.

      7.16 Employment Agreements. Purchaser shall have entered into employment agreements reasonably acceptable to Purchaser with the individuals set forth on Exhibit H hereto.

      7.17 Financing. Purchaser shall have obtained debt financing in the amounts and in accordance with the other material terms set forth in the term sheets attached to the Commitment Letters as in effect on the date hereof.

      7.18 Completion of IRS Form 8023. Seller shall have delivered to Purchaser at or before the Closing the duly executed and accurately completed IRS Form 8023 in a form sufficient, when executed by Purchaser, to constitute a valid election under
Section 338(h)(10) of the Code.

      7.19 Other Actions. All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser.

Purchaser may waive any condition specified in this Article 7 if it executes a writing so stating at or prior to the Closing.

                                   ARTICLE 8

                        CONDITIONS TO SELLER'S OBLIGATION

      Seller's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      8.01 Representations and Warranties. Each of the representations and warranties set forth in Article 3 of this Agreement that are qualified as to materiality or material adverse effect shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date and Purchaser shall have delivered to Seller a certificate of Purchaser, dated as of the Closing Date, as to the foregoing.

      8.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing (except for such agreements, covenants and obligations that are qualified by their terms by reference to "materiality" or "material adverse effect," which agreements, covenants and obligations as so qualified shall be performed and complied with in all respects).

      8.03 Litigation. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the transactions contemplated by this Agreement; and as of the Closing Date, there must not be pending or, to Purchaser's Knowledge, overtly threatened against Purchaser, or against any Person affiliated with Purchaser, or against any of its property or Assets, or, to Seller's Knowledge, the Company, any Subsidiaries or Seller, or against any Person affiliated with the Company or Seller, or against any of its property or Assets, any proceeding: (a) wherein an unfavorable Order would prevent consummation of, or result in damages payable by Seller or the Company, any Subsidiary, or any Person affiliated with the Company, any Subsidiary or Seller or other relief adverse to Seller, the Company, any Subsidiary, or any Person affiliated with the Company, any Subsidiary or Seller in connection with, the transactions contemplated by this Agreement, or (b) that, if successful, would prevent, materially delay, make illegal, or materially interfere with any of the transactions contemplated by this Agreement.

      8.04 Other Certificate. Purchaser shall have delivered to Seller an executive officer's certificate to the effect that each of the conditions specified above in Sections 8.01-8.03 is satisfied in all respects.

      8.05 Governmental Consents. The applicable waiting periods under the HSR Act shall have expired or been terminated, and Seller and Purchaser shall have received all other authorizations, consents and approvals of Governmental Authorities referred to in Sections 2.06 and 3.04.

      8.06 Legal Opinion. Seller shall have received from counsel to Purchaser an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to Royal Numico and Seller and dated as of the Closing Date.

      8.07 Guarantees. Seller, Royal Numico, Nutraco and their Affiliates shall have been released from any guarantee, indemnity or other agreement pursuant to which Seller, Royal Numico, Nutraco or any of their Affiliates (except for the payments referred to in Section 14.04) has guaranteed any obligation or has agreed to indemnify or otherwise compensate any third party (including without limitation any Governmental Authority with respect to any workers' compensation law) on behalf of the Company or any Subsidiary or any of their franchisees, or is liable for early termination or inventory purchase obligation under any Contract for the benefit of the Company or any Subsidiary, or any of their franchisees (other than with respect to any Store Lease for which guarantees, indemnities and similar agreements need not be released), in each case, to the extent identified on Section 8.07 of the Disclosure Schedule or Purchaser shall indemnify Seller, Royal Numico, Nutraco and their Affiliates against any Losses that any of them may suffer or incur by reason of recourse being had or sought against any of them under any such guarantee, indemnity or other agreement (including, without limitation, with respect to any Store Lease), in each case pursuant to Section 9.02(a)(v) for matters arising from and after the Closing.

      8.08 Other Actions. All certificates, opinions, instruments and other documents required of Purchaser to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

      8.09 Shareholder Approval. The terms of this Agreement and the transactions contemplated hereby shall have received the Requisite Shareholder Approval.

      8.10 Completion of IRS Form 8023. Purchaser shall have delivered to Seller at or before the Closing the duly executed and accurately completed IRS Form 8023 in a form sufficient, when executed by Seller, to constitute a valid election under Section 338(h)(10) of the Code.

      Seller may waive any condition specified in this Article 8 if it executes a writing so stating at or prior to the Closing.

                                    ARTICLE 9

                                 INDEMNIFICATION

      9.01 Indemnification by Seller.

            (a) Seller agrees to and shall indemnify in full Purchaser and its Affiliates (and each of their officers, directors, employees, consultants, agents, partners, fiduciaries and shareholders) (collectively, the "Purchaser Indemnified Parties") and shall defend and hold the Purchaser Indemnified Parties harmless against any Losses that the Purchaser Indemnified Parties suffer, sustain or become subject to as a result of, whether or not involving a Third-Party Claim, arising, directly or indirectly, from or in connection with:
(i) any misrepresentation in any of the representations or warranties or any breach of any of representations or warranties of Seller contained in this Agreement, (other than the representations contained in Section 2.13), or the other documents entered into by Seller or Royal Numico in connection with this Agreement, or in any certificate or document delivered by Seller or Royal Numico pursuant to this Agreement (other than the representations contained in Section 2.13), (ii) any breach of, or failure to perform, any agreement or covenant of Seller or Royal Numico contained in this Agreement or the other documents entered into by Seller or Royal Numico in connection with this Agreement (other than those contained in Articles 10 and 11), (iii) all Losses payable by the Company in the Excluded Litigation to settle or discharge any Order in any such Excluded Litigation, together with any reasonable attorneys' fees and costs of litigation incurred by the Purchaser Indemnified Parties if Seller fails to adequately defend them against any Excluded Litigation, and (iv) the matters set forth in Section 9.01(a)(iv) of the Disclosure Schedule (collectively, "Purchaser Losses").

            (b) The indemnification obligations of Seller under Section 9.01(a)(i) and (ii) shall be limited as follows:

                  (i) Seller shall not be required to indemnify the Purchaser Indemnified Parties thereunder unless and until the amount of Purchaser Losses for which the Purchaser Indemnified Parties are otherwise entitled to indemnification thereunder exceeds Three Million Dollars ($3,000,000) in the aggregate (the "Seller Basket"), whereupon the Purchaser Indemnified Parties shall be entitled to indemnification for all Purchaser Losses in excess of the Seller Basket and up to the Seller Cap; provided, that the Seller Basket shall not apply to any breaches of the representations and warranties contained in Section
      2.13 or Purchaser Losses described in Section 9.01(a)(iii) and (iv).

                  (ii) Purchaser Losses shall be reduced by the aggregate amount of (A) any insurance proceeds actually recovered by the Purchaser Indemnified Parties under any Liability Policies provided by Seller or Royal Numico for the benefit of the Company or any of the Subsidiaries, with respect to such Purchaser Losses and Purchaser hereby agrees to file appropriate claims in a timely manner and to take all other commercially reasonable actions, at Seller's request and expense, to recover such proceeds, (B) the aggregate amount recovered under any indemnity agreement, contribution agreement or other Contract between Purchaser, Company or any Subsidiary, on the one hand, and any third party, on the other hand (including without limitation under any insurance policy provided by a vendor or other third party wherein the Company or any Subsidiary is named as an additional insured; provided, however, that Seller and Royal Numico shall not make any claim against any of the policies set forth on Section 2.20 of the Disclosure Schedule (other than any such policy provided by Royal Numico or Seller and, for greater clarity, any vendor's or other third party's insurance policy) to cover any Losses that result from Excluded Litigation and the Purchaser hereby agrees to file appropriate claims in a timely manner and to take all other commercially reasonable actions to recover such proceeds under such insurance policies provided by vendors and other third parties and to enforce such indemnity agreements, contribution agreements and Contracts, all at Seller's request and expense, and (C) the aggregate amount of any income tax benefit when and actually realized by the Purchaser Indemnified Parties with respect to such Purchaser Losses, as determined after taking into account the income tax detriment of any indemnification payment made or to be made in connection with such Purchaser Losses ("Purchaser Net Tax Effect"). As used herein, the amount of any "Purchaser Net Tax Effect" means the decrease in liability for Taxes of the Company or any Subsidiary resulting solely from Purchaser Losses and Seller's obligation to provide indemnification under this Section 9.01, determined by comparing (i) the liability of the Company or any Subsidiary, as the case may be, in respect of Taxes without taking into account Purchaser Losses and Seller's obligation to provide indemnification under this Section 9.01 with (ii) the liability of the Company or any Subsidiary, as the case may be, in respect of Taxes taking into account Purchaser Losses and Seller's obligation to provide indemnification under this Section 9.01. The amount of any Purchaser Net Tax Effect actually realized by Purchaser shall be paid by Purchaser to Seller 30 days after the filing of any Tax Return which shows that Purchaser has in fact actually realized such amount of Purchaser Net Tax Effect, which payment shall represent, notwithstanding any other provision of this Agreement, the sole means by which the Purchaser Losses shall be reduced by virtue of a Purchaser Net Tax Effect. If the amount of any Purchaser Net Tax Effect is subsequently successfully challenged, Seller shall promptly remit to Purchaser the amount of any Purchaser Net Tax Effect previously paid to Seller.

                  (iii) All representations and warranties of Seller in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any

      Purchaser Indemnified Party, but shall expire, and Seller shall have no liability for any Purchaser Losses for breach thereof unless a written claim for indemnification is given by a Purchaser Indemnified Party with respect thereto prior to (a) the expiration of applicable statutes of limitation with respect to the underlying matters referenced in the representations and warranties set forth in Section 2.23 (Employee Benefits), (b) the fifth (5th) anniversary of the Closing Date with respect to the representations and warranties set forth in Section 2.24 (Environmental Laws), (c) the seventh (7th) anniversary of the Closing Date with respect to the representations and warranties in Section 2.07 (Title to Assets) and Section 2.15 (Intellectual Property) and (d) the second (2nd) anniversary of the Closing Date with respect to all other representations and warranties, except that the representations and warranties in Section 2.02 (Authority) shall survive indefinitely. Each covenant or agreement of Seller or Royal Numico contained herein shall survive the Closing until thirty (30) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, until the expiration of all applicable statutes of limitations.

                  (iv) the aggregate maximum liability of Seller for Purchaser Losses (excluding Purchaser Losses under Section 9.01(a)(iii) and (iv) or relating to Sections 2.02, 2.04, 2.05, 2.07, 2.13, 2.15 (with respect to clauses (a)(i) and (b) thereof only), 2.24 or 14.04) shall not exceed ten percent (10%) of the Purchase Price set forth in Section 1.02 ("Seller Cap").

                  (v) Purchaser shall have no recourse against Seller for (A) any alleged breach of Section 2.18(c) or 2.26 to the extent any Losses arising from such breach shall have been taken into account (with or without knowledge of such breach) in the determination and payment of the Adjustment Amount Due, if any, under Section 1.04, and (B) any alleged breach of any representation or warranty in Article 2 or Section 4.11 to the extent any Losses arising from such breach shall have been taken into account (with or without knowledge of such breach) in the determination and payment of any amount payable under Section 4.12.

      9.02 Indemnification by Purchaser.

            (a) Purchaser agrees to indemnify in full Royal Numico, Seller, and Royal Numico's other Affiliates (and their respective officers, directors, employees, consultants, fiduciaries, agents and stockholders) (collectively, the "Seller Indemnified Parties") and shall defend and hold the Seller Indemnified Parties harmless against any Losses which any of the Seller Indemnified Parties suffer, sustain or become subject to as a result of, whether or not involving a Third Party Claim, arising directly or indirectly from or in connection with:
(i) any misrepresentation in any of the representations or warranties or any breach of any of the representations or warranties of Purchaser contained in this Agreement or the other documents entered into by Purchaser in connection with this Agreement, (ii) any breach of, or failure to perform, any agreement or covenant of Purchaser contained in this Agreement or the other documents entered into by Purchaser in connection with this Agreement, (iii) any claim for any Liabilities arising out of the Business as it is conducted on or after the Closing Date, (iv) the Retained Litigation and (v) any guaranty, indemnity or other agreement listed in Section 8.07 of the Disclosure Schedule pursuant to which Seller, Royal Numico, Nutraco or any of their

Affiliates (except for the payments referred to in Section 14.04) has guaranteed any obligation or has agreed to indemnify or otherwise compensate any third party (including without limitation, any Governmental Authority with respect to any workers' compensation law) on behalf of the Company or any Subsidiary or any of their franchisees, or is liable for any Store Lease (other than pursuant to Section 14.04) or early termination or inventory purchase obligation under any Contract for the benefit of the Company or any Subsidiary, or any of their franchisees, in the event such guaranty, indemnity or other agreement is not released pursuant to Section 8.07 as of Closing (collectively, "Seller Losses").

    (b) All representations and warranties of Purchaser in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any Seller Indemnified Party, but shall expire, and Purchaser shall have no liability for any Seller Losses for breach thereof unless a written claim for indemnification is given by a Seller Indemnified Party with respect thereto prior to the second (2nd) anniversary of the Closing Date, except the representations and warranties in Section 3.02 (Authority), 3.06 (Broker's
Fees), 3.07 (Investment Representation) and 3.10 (Solvency) shall survive indefinitely. Each covenant or agreement of Purchaser contained herein shall survive the Closing until thirty (30) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, until the expiration of all applicable statutes of limitation.

      9.03 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Seller Indemnified Party," as applicable and shall be the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Indemnified Parties.

            (a) Third Party Claims.

                  (i) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party and the Losses arising therefrom may constitute Seller Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a "Third Party Claim"), for which such Indemnified Party intends to seek indemnity hereunder, the Indemnified Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall affect the Indemnified Party's ability to seek reimbursement only to the extent that such failure has adversely affected the Indemnifying Party's ability to defend successfully such Third Party Claim. The Indemnifying Party shall be entitled to contest and defend such Third Party Claim; provided, that the Indemnifying Party (a) consults with the Indemnified Party with respect to the handling of such Third Party Claim, and (b) diligently contests and defends such Third Party Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within twenty (20) Business Days after the Indemnified Party gives notice of such Third Party Claim (but, in all events, at least five (5) Business Days prior to the date that an answer to such Third Party Claim is due to be filed). Each Indemnified Party shall have the right to employ separate counsel in such claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each Indemnified Party unless: (x) the Indemnifying

      Party has agreed to pay such expenses; or (y) the Indemnifying Party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such Indemnified Party; or (z) the named parties to any such action, claim or proceeding (including any impleaded parties) include any Indemnified Party and the Indemnifying Party or an Affiliate of the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that either (I) there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party or such Affiliate or (II) a conflict of interest may exist under applicable rules of professional conduct for attorneys if such counsel represents both such Indemnified Party and the Indemnifying Party or its Affiliate; provided that, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel in the circumstances described in clause (z) above, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any local counsel), which counsel shall be designated by such Indemnified Party. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim without the consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a Third Party Claim, the Indemnified Party shall be entitled to contest and defend such Third Party Claim and settle the same with the consent of the Indemnifying Party, which will not be unreasonably withheld or delayed, and pursue the Indemnified Party's indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article 9.

                  (ii) Settlement. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Third Party Claim, the Indemnifying Party shall indemnify the Indemnified Party with respect to such settlement or judgment.

            (b) In the event any Indemnified Party should have a claim for Losses ("Direct Claim") against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party (the "Notifying Party") shall deliver a notice of such Direct Claim to the Indemnifying Party with reasonable promptness after the Indemnified Party obtains knowledge thereof. Said notice shall indicate the nature of such Direct Claim with reasonable specificity. If the Indemnifying Party notifies the Notifying Party that it does not dispute the Direct Claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Notifying Party on demand in accordance with the terms hereof. If the Indemnifying Party gives notice to the Notifying Party that it disputes the Direct Claim or fails to respond within twenty (20) Business Days of receiving such notice to the Notifying Party whether the Indemnifying Party disputes such Direct Claim, the Indemnified Party may pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article 9.

      9.04 Adjustments. Any indemnification payments paid under this Article 9, 10 or 11 will be considered an adjustment to the Purchase Price.

      9.05 Dispute Resolution.

            (a) Subject to Section 9.05(e), each of the parties agree that the negotiation and arbitration procedures set forth below shall be the sole and exclusive method for resolving and remedying claims for Losses arising out of, or in connection with the provisions of Articles 9 and 10, including any claim for fraud or fraudulent misrepresentation (the "Disputes"). In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after the delivery of such notice, upon the written request of any party to the Agreement ("Request") made no later than five (5) days after the end of the above thirty (30) day period, the matter shall immediately be referred to one or more senior officers of each party to the Dispute for resolution. The senior officers shall meet promptly and attempt to negotiate a resolution of the Dispute. If the parties are unable to resolve the Dispute within twenty (20) days after receipt by a party of a Request, then any party to the Dispute may submit the Dispute to arbitration as the exclusive means of resolving it in accordance with the procedures set forth in Section 9.05(b) of this Agreement.

            (b) Any arbitration hereunder shall be conducted in accordance with the Commercial Arbitration Rules ("AAA Rules") of the American Arbitration Association ("AAA") then in effect, except as modified herein. Any arbitration proceedings and any award rendered hereunder shall be governed by the Federal Arbitration Act, 9 U.S.C. secs. 1 et seq. There shall be three independent and impartial arbitrators of whom Seller and Royal Numico shall jointly select one and Purchaser shall select one within twenty (20) days after delivery of the Demand for Arbitration. The two arbitrators so appointed shall select the chair of the arbitral tribunal within twenty (20) days of the appointment of the second arbitrator. If any party fails to appoint an arbitrator within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedures in the AAA Rules or by such other method as the parties agree.

            (c) The arbitrators selected pursuant to Section 9.05(b) shall allocate the costs and expenses of arbitration to the party whose calculation of the Losses in dispute differs the most from the determination of such Losses by the arbitrators.

            (d) The arbitrators shall determine the arbitrability of any matter submitted to them and shall be bound by and shall enforce the terms of this Agreement, applying the law specified in Section 15.08. Absent written agreement of the parties, the arbitrators shall have no power to (i) modify or disregard any provision of this Agreement, including the provisions of this Section 9.05, or (ii) address or resolve any issue not submitted by the parties. In the event of any conflict between the AAA Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling. The arbitration shall be conducted in English in New York, New York. The hearing on the merits shall commence as expeditiously as possible and if possible no later than ninety (90) days after the appointment of the three arbitrators. Except to the extent prohibited by applicable law, the arbitrators shall have the power to award specific performance, a declaratory judgment and/or injunctive and other equitable relief. The award shall be rendered, if possible, within not later than ten (10) days following the close of the hearing. The award shall be final and binding on all parties. Judgment on the award may be entered in any court having jurisdiction, including courts of the United States or The Netherlands, provided that the arbitrators shall have no power or authority (1) to award damages in excess of Losses or (2) to award any consequential, punitive, indirect, exemplary or other similar damages that do not constitute Losses.

            (e) Any party may, without inconsistency with this Agreement, seek from any court of competent jurisdiction any interim or provisional relief, including an injunction, that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal or pending the arbitral tribunal's determination of the merits of the controversy.

      9.06 Remedies. The foregoing indemnification provisions shall be the sole and exclusive remedy for the matters set forth in Article 9 and no party shall have any cause of action or remedy at law or in equity for breach of contract, rescission, tort or otherwise against any other party arising under or in connection with this Agreement, except that the foregoing shall not limit any remedy of any party at law or in equity for fraud or fraudulent misrepresentation, including without limitation any right to specific performance and/or injunctive or other equitable relief.

      9.07 Joint and Several Liability. Royal Numico hereby agrees to be jointly and severally liable with Seller for all obligations of Seller under this Agreement, except that Royal Numico shall have no obligation to sell the Interests under Section 1.01 but agrees to cause Seller to do so in accordance with the terms of this Agreement. For avoidance of doubt, the Seller Basket, the Seller Cap and all other provisions hereunder that limit, qualify or condition Seller's liability hereunder shall apply in the same manner (without duplication) to Royal Numico hereunder. In the event Seller is liquidated or dissolved, Royal Numico shall remain liable for all obligations of Seller hereunder and shall be entitled to all rights of Seller hereunder.

                                   ARTICLE 10

                                   TAX MATTERS

      10.01 Tax Indemnity.

            (a) (i) Notwithstanding any matter listed on the Disclosure Schedule, Seller shall be responsible for and indemnify and hold harmless the Purchaser Indemnified Parties from and against all Losses that the Purchaser Indemnified Parties (including the Company and the Subsidiaries), suffer, sustain or become subject to, directly or indirectly, from or in connection with any and all Taxes imposed upon the Company or any Subsidiary with respect to (i) subject to Taxes attributable to a Section 338(h)(10) election as and to the extent set forth in Article 11, any taxable year or period (or portion thereof) ending on or before the Closing Date, (ii) any and all Taxes imposed upon the Company or any Subsidiary arising from the Restructuring, (iii) Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or foreign law or regulation imposing several liability upon members of a consolidated, combined, affiliated or unitary group) for any taxable year or period (or portion thereof) ending on or before the Closing Date, (iv) a breach or inaccuracy in any representation contained in
Section 2.13 of this Agreement or (v) a breach of any covenant of Seller set forth in this Article 10 or 11. Purchaser shall be responsible for all Taxes with respect to any taxable year or period (or portion thereof beginning after the Closing Date) that ends after the Closing Date. The parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax Authority to treat for all Tax purposes the Closing Date as the last day of the taxable year or period of the Company or any Subsidiary. For purposes of Articles 10 and 11, neither Seller nor Purchaser shall take any action the purpose or intent of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

                  (ii) For purposes of this Section 10.01(a), whenever it is necessary to determine the liability for Taxes of the Company and the Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date (a "Straddle Period"), the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined (x) in the case of Income Taxes and any other Taxes not addressed in clause (y) below, based upon an interim closing of the books of the Company or the relevant Subsidiary as of the close of business on the Closing Date and (y) in the case of real and personal property Taxes based upon the relative number of days in the portion of the taxable period up to and including the Closing Date and the portion of the taxable period subsequent to the Closing Date.

            (b) (i) Seller shall timely prepare (or cause to be prepared) and timely file (or cause to be timely filed) (including permissible extensions) all Tax Returns of the Company and the Subsidiaries for any taxable year or period ending on or before the Closing Date. At least thirty (30) days prior to the due date (including permissible extensions) for filing each such Tax Return, Seller shall provide Purchaser with a copy of such Tax Return for Purchaser's review and consent, which shall not be unreasonably withheld or delayed. Prior to the due date for filing any such Tax Return, Seller shall file such Tax Return and pay the amount of Taxes shown as due thereon.

                  (ii) Purchaser shall prepare (or cause to be prepared) (including permissible extensions) and timely file (or cause to be timely filed) (including permissible extensions) all Tax Returns of the Company and the Subsidiaries for any Straddle Period. Purchaser shall provide Seller with a copy of each such Tax Return for Seller's review and comment at least thirty (30) days prior to the due date (including permissible extensions) for filing such Tax Return. Seller shall, at least five (5) Business Days prior to the due date (including permissible extensions) for filing any such Tax Return, remit to Purchaser the amount allocated to it with respect to such period pursuant to Section 10.01(a).

                  (iii) The Tax Returns referred to in Sections 10.01(b)(i) and
      (b)(ii) shall, to the extent not otherwise required by Law, be prepared in a manner consistent with the Company's or relevant Subsidiary's past practice (including any Tax elections and methods of accounting).

            (c) After the Closing, Purchaser shall not amend or restate any Tax Return for the Company or any Subsidiary that includes any period prior to or including the Closing Date, without Seller's written consent.

            (d) Anything in this Agreement to the contrary notwithstanding (other than Section 9.07), the rights and obligations of the parties with respect to indemnification for any and all Taxes (other than Taxes to which Article 11 applies) shall be governed exclusively by this Article 10.

      10.02 Tax Contests.

            (a) After the Closing, Purchaser shall promptly (within twenty (20) days) notify Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any written demand or claim on Purchaser which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under Section 10.01(a). Such notice shall contain factual information (to the extent known to Purchaser) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability. If Purchaser fails to give Seller prompt notice of an asserted Tax liability as required by this Section 10.02(a), then if such failure to give prompt notice results in a detriment to Seller, then any amount which Seller is otherwise required to pay Purchaser, the Company or any Subsidiary pursuant to Section 10.01 with respect to such liability shall be reduced by the amount caused by such detriment.

            (b) Except for Straddle Periods, Seller may elect to direct, through counsel chosen by Seller and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 10.01(a) but only to the extent that such audit, claim for refund, or proceeding directly involves an asserted Tax Liability for which Seller would have an indemnification obligation under this Article 10 (any such audit, claim for refund or proceeding relating to an asserted Tax liability are referred to herein collectively as a "Contest"). If Seller elects to direct the Contest of an asserted Tax liability, Seller shall within forty (40) calendar days after receipt of written notice of the asserted Tax liability notify Purchaser of its intent to do so, and Purchaser, the Company and each affected Subsidiary shall fully cooperate in each phase of such Contest. If Seller elects not to direct the Contest or Seller fails to notify Purchaser of its election as herein provided, Purchaser, the Company and each affected Subsidiary may pay, compromise or contest, such asserted liability and seek indemnification therefor pursuant to Section 10.01(a). However, in such case, Purchaser, the Company and each affected Subsidiary may not settle or compromise any asserted Tax liability without first giving written notice to Seller of the terms of such settlement or compromise and receiving the written consent of Seller to such settlement or compromise; provided, however, that consent to such settlement or compromise shall not be unreasonably withheld by Seller. With respect to any Straddle Period, Purchaser shall control, manage and solely be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes for any Straddle Period, and shall have the exclusive right to settle or contest any such audit, contest, claim, proceeding or inquiry without the consent of any other party and each of Seller and Purchaser shall be responsible for all Taxes and expenses of such contest payable for any such period in the same manner as the Taxes for any such Straddle Period were allocated under Section 10.01(a)(ii); provided, however, that in the event that any such adjustment could have an adverse effect on Seller, Purchaser (i) shall give Seller written notice of any such adjustment, (ii) shall permit Seller to participate, at the Seller's expense, in the proceeding to the extent of such adjustment, and (iii) shall not settle or otherwise compromise such proceeding without the prior written consent of Seller, which consent shall not be unreasonably withheld. In any event, each of Purchaser and Seller shall have the right to attend and participate, at their own expense, in the Contest. If Seller chooses to direct the Contest, Purchaser, the Company and each affected Subsidiary shall promptly empower (by power of attorney and such other documentation as may be appropriate) such representatives of Seller as Seller may designate to represent the relevant entity or any successor thereto in the Contest insofar as the Contest involves an asserted Tax liability for which Seller would be liable under Section 10.01(a).

            (c) Except for the proceedings the control of which is determined pursuant to Section 10.02(b), Purchaser shall, at its own expense, control, manage and solely be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes for any taxable year or period ending after the Closing Date, and shall have the exclusive right to settle or contest any such audit, contest, claim, proceeding or inquiry without the consent of any other party and shall be responsible for all Taxes payable for any such year or period.

      10.03 Payments for Certain Adjustments. If an audit adjustment, claim for refund or amended Tax Return ("Adjustment") after the date hereof shall both increase a Tax liability for which Seller would be liable under Section 10.01(a) (or reduce losses or credits otherwise available to Seller) and decrease a Tax liability of Purchaser or any of its subsidiaries or their successors for a period (or portion thereof) ending after the Closing Date, then, when and to the extent that Purchaser or any of its subsidiaries actually derives a benefit from such decrease (through a reduction of Taxes, refund of Taxes paid or credit against Taxes due), Purchaser shall promptly pay to Seller, an amount equal to the amount of such refund, reduction or credit. Similarly, if an Adjustment shall both decrease a Tax liability which is allocated to Seller under Section 10.01(a) and increase the Tax liability of Purchaser, the Company or any of the Subsidiaries or their successors (or reduce losses or credits otherwise available to any such corporation) for a period ending after the Closing Date, then, when and to the extent that Seller actually derives a benefit from such decrease (through a refund or reduction of Taxes paid or credit against Taxes due), Seller shall promptly pay to Purchaser an amount equal to the amount of such refund, reduction or credit.

      10.04 Refunds. Any refunds or overpayment credits received by Purchaser, the Company or the Subsidiaries or their successors of Taxes relating to taxable periods or portions thereof ending on or before the Closing Date shall be for the account of Seller; provided, however, that Purchaser may waive any carryback to a prior tax year or period of any net operating loss or other tax attribute arising in a period beginning after the Closing Date, as provided in Code
Section 172 or any similar provision of state, local or foreign Tax law. Purchaser promptly shall notify Seller of Purchaser's, the Company's or any Subsidiary's or their successors' receipt of such refund or over payment credits and Purchaser shall or shall cause the relevant entity to pay over to Seller any such refund within five (5) Business Days after the earlier of receipt or entitlement thereto. Purchaser shall, if Seller so requests and at Seller's expense, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which Seller is entitled under this Section 10.04. Purchaser shall permit Seller to control (at Seller's expense) the prosecution of any such refund claimed, and shall cause the relevant entity to authorize by power of attorney and such other documentation as may be appropriate such persons as Seller shall designate to represent such entity with respect to such refund claimed.

      10.05 Cooperation and Exchange of Information. Seller and Purchaser shall provide the other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any Contest in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by any Governmental Authority. Each party shall, and shall cause its Affiliates to, make its employees, agents or other Representatives available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party shall, and shall cause its Affiliates to, retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company and the Subsidiaries for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 10.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

      10.06 Transfer Taxes. All transfer, stamp, documentary, sales, use and similar Taxes and any sales, use or other taxes ("Transfer Taxes") imposed by reason of the transactions contemplated by this Agreement shall be the obligation of the party which has primary legal responsibility for the payment of any particular Transfer Tax. The parties hereto shall reasonably cooperate with each other to mitigate any Transfer Taxes imposed by reason of the transactions contemplated by this Agreement by taking any action necessary to reduce such Taxes. The party requesting such cooperation shall reimburse the other party for its out-of-pocket expenses in connection with such request.

      10.07 Tax Sharing Agreements; Powers of Attorney. All (i) Tax sharing agreements or similar agreements, written or unwritten (other than those provided by this Agreement), with respect to or involving the Company or the Subsidiaries and (ii) powers of attorney granted by or on behalf of the Company or the Subsidiaries with respect to any matter relating to Taxes shall be terminated as of the Closing Date and, after the Closing Date, the Company or the Subsidiaries shall not be bound thereby or have any liability thereunder.

      10.08 Foreign Subsidiaries. Notwithstanding any other provision of this Agreement, Seller shall cause each Foreign Subsidiary to be operated such that no more than $50,000 in the aggregate of "Subpart F income" as defined in
Section 952 of the Code is earned by all Foreign

Subsidiaries for which Purchaser or any subsidiary of Purchaser may have any direct or indirect Tax liability in respect thereof.

      10.09 Survival of Tax Claims and Section 2.13 Representations. Notwithstanding any other provision of this Agreement to the contrary, any obligations of the parties pursuant to this Article 10 and all representations and warranties contained in Section 2.13 of this Agreement shall be unconditional and absolute and shall survive until sixty (60) days after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) relating to the Taxes at issue.

                                   ARTICLE 11

                           SECTION 338(H)(10) ELECTION

      11.01 Section 338(h)(10) Election. At the Closing, Seller and Purchaser shall be obligated to join in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign Income Tax law) with respect to the purchase and sale of Interests and any deemed sale of Interests or Stock of any Subsidiary hereunder (collectively, a "338(h)(10) Election"). In connection therewith, Purchaser shall pay Seller an amount equal to the sum of (a) the lesser of (i) $3 million and (ii) 2.83% multiplied by the positive difference, if any, between (x) the Purchase Price plus the liabilities as of the Closing that are required to be taken into account in the determination of aggregate deemed sale price under Treasury Regulation Section 1.338-4 (the "338(h)(10) Purchase Price"), and (y) the actual tax basis of the assets deemed to be sold as a result of the 338(h)(10) Election, plus (b) 35% multiplied by the positive difference between (i) any recapture of section 197 amortization deductions resulting from the 338(h)(10) Election (the "Section 197 Recapture Amount"), but not in an amount exceeding $55 million, and (ii) the greater of $45 million, or Seller's net operating loss as of the end of the taxable year in which the Closing occurs (after utilization of such losses in the taxable year that includes the Closing Date against operating taxable income, before taking into account any gain resulting from the 338(h)(10) Election, and any potential carryback of such net operating losses to prior taxable years, such carryback potential to be computed without taking into account any gain resulting from the 338(h)(10) Election in the taxable year in which the Closing occurs), plus (c) 35% multiplied by the lesser of (i) any ordinary income resulting from the deemed asset sale pursuant to the 338(h)(10) Election, other than the Section 197 Recapture Amount, and (ii) $10 million (such sum is referred to as the "338(h)(10) Tax Payment").

      11.02 Calculation and Payment of 338(h)(10) Tax Payment.

            (a) As soon as reasonably practicable after the Closing Date, Seller shall calculate and deliver to Purchaser a schedule (the "338(h)(10) Schedule") that is consistent with the 338(h)(10) Allocation described in
Section 11.03 setting forth the amount of the 338(h)(10) Tax Payment. Purchaser shall cooperate reasonably with Seller and its Representatives in order to facilitate preparation of the 338(h)(10) Schedule and determination of the amount of the 338(h)(10) Tax Payment.

            (b) At any time and from time to time after receipt of the 338(h)(10) Schedule, Purchaser may request, and Seller shall provide upon reasonable notice, reasonable

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

access during normal business hours to the information, data and work papers used to prepare the 338(h)(10) Schedule and to calculate the amount of the 338(h)(10) Tax Payment, and Seller will make its personnel and accountants available to explain any information, data or work papers used to prepare the 338(h)(10) Schedule and to calculate the amount of the 338(h)(10) Tax Payment. Purchaser may notify Seller in writing within twenty (20) Business Days following delivery of the 338(h)(10) Schedule (the "338(h)(10) Dispute Period") that (i) Purchaser agrees with the 338(h)(10) Schedule and the amount of the 338(h)(10) Tax Payment (a "338(h)(10) Approval Notice") or (ii) Purchaser disagrees with such calculation, identifying with reasonable specificity the items with which Purchaser disagrees (a "338(h)(10) Dispute Notice"). Upon receipt by Seller of a 338(h)(10) Dispute Notice, Seller and Seller's accountants, on the one hand, and Purchaser and Purchaser's accountants, on the other hand, will use good faith efforts during the ten (10) Business Day period following the date of Seller's receipt of a 338(h)(10) Dispute Notice (the "338(h)(10) Resolution Period") to resolve any differences they may have as to the calculations of the 338(h)(10) Schedule and/or the amount of the 338(h)(10) Tax Payment. If Purchaser and Seller cannot reach written agreement during the 338(h)(10) Resolution Period, within five (5) Business Days thereafter, their disagreements, limited to only those issues still in dispute ("338(h)(10) Remaining Disputes"), shall be promptly submitted to the Independent Accountant, which firm shall conduct such additional review as is necessary to resolve the specific 338(h)(10) Remaining Disputes referred to it. Seller and Purchaser will cooperate fully with the Independent Accountant to facilitate its resolution of the 338(h)(10) Remaining Disputes, including by providing the information, data and work papers used by each party to calculate the amount of the 338(h)(10) Tax Payment and the 338(h)(10) Remaining Disputes, and making its personnel and accountants available to explain any such information, data or work papers. Based upon such review and other information, the Independent Accountant shall determine the amount of the 338(h)(10) Tax Payment strictly in accordance with the terms of Sections 11.01 and 11.02 (the "Independent Accountant 338(h)(10) Determination"). Such determination shall be completed as promptly as practicable but in no event later than thirty (30) days following the submission of the 338(h)(10) Remaining Disputes to the Independent Accountant and shall be explained in reasonable detail and confirmed by the Independent Accountant in writing to, and shall be final and binding on, Seller and Purchaser for purposes of this Section 11.02, except to correct manifest clerical or mathematical errors. The process for dispute resolution set forth in this paragraph shall be referred to herein as the "Tax Dispute Resolution Mechanism".

            (c) The fees and expenses of the Independent Accountant shall be paid by the party whose calculation of the amount of the 338(h)(10) Tax Payment as submitted to the Independent Accountant differs most from the Independent Accountant 338(h)(10) Determination.

            (d) On the fifth (5th) Business Day after the earliest of (i) the receipt by Seller of a 338(h)(10) Approval Notice, (ii) the expiration of the 338(h)(10) Dispute Period if Seller has not received a 338(h)(10) Approval Notice or a 338(h)(10) Dispute Notice within such period, (iii) the resolution by Seller and Purchaser of all differences regarding the 338(h)(10) Schedule and the amount of the 338(h)(10) Tax Payment within the 338(h)(10) Resolution Period and (iv) the receipt of the Independent Accountant 338(h)(10) Determination, Purchaser shall pay the amount of the 338(h)(10) Tax Payment by wire transfer of immediately available United States funds to such account as Seller or Royal Numico shall direct, without set-off or deduction of any

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

kind, provided, however, in no event shall Purchaser be required to pay the 338(h)(10) Tax Payment earlier than five (5) days prior to (i) with respect to amounts arising pursuant to Section 11.01(a), the 15th day of the third calendar month after the end of the calendar month in which the Closing occurs, and (ii) with respect to amounts arising pursuant to Section 11.01(b), the 15th day of the third calendar month after the end of Seller's taxable year, for federal income tax purposes, in which the Closing occurs. If Purchaser fails to pay the 338(h)(10) Tax Payment when due, such payment shall bear interest calculated from the due date hereunder through, but not including, the date of such payment, at the Interest Rate, which interest shall be payable upon demand.

      11.03 Purchase Price Allocation. Purchaser and Seller agree that for federal Income Tax and applicable state and local Income Tax purposes (a) the excess of (i) the amount of the 338(h)(10) Purchase Price plus the 338(h)(10) Tax Payment over (ii) the aggregate tax basis of the assets deemed sold as a result of the 338(h)(10) Election will be allocated to the Section 197 intangibles (other than any covenant not to compete) of the Company, and its Subsidiaries the assets of which are deemed sold, and (b) an amount of the Purchase Price equal to the tax basis of each other asset (and, in the event and to the extent that the parties in good faith agree, of any existing Section 197 intangible asset) of the Company, and its Subsidiaries the assets of which are deemed sold, will be allocated to each such asset (and, in the event and to the extent that the parties in good faith agree, to such Section 197 intangible assets) (the "338(h)(10) Allocation"). If Purchaser and Seller cannot agree on the allocation of the amount in clause (a) above among the various components of the Section 197 intangibles of Company, and its Subsidiaries the assets of which are deemed sold, such dispute shall be settled under the Tax Dispute Resolution Mechanism. Each party to this Agreement also agrees that it will (a) be bound by the 338(h)(10) Allocation for the purposes of determining any federal Income Tax and applicable state and local Income Tax, (b) report the transactions for federal Income Tax and applicable state and local Income Tax purposes that are consummated pursuant to this Agreement in accordance with the 338(h)(10) Allocation, (c) timely complete and file the IRS Form 8594 consistent with such 338(h)(10) Allocation, and promptly after filing with the IRS, provide a copy of such form to the other party(ies) hereto and file a copy of such form with its federal Income Tax Returns for the period that includes the Closing Date, and
(d) not take a position inconsistent with the 338(h)(10) Allocation on any applicable Tax Return in any proceeding before any Governmental Authority except with the prior written consent of the other party(ies) hereto. In the event that the 338(h)(10) Allocation is disputed by any Governmental Authority, the party receiving notice of such dispute will promptly notify the other party(ies) hereto and the parties hereto will consult in good faith as to how to resolve such dispute in a manner consistent with the 338(h)(10) Allocation. The parties agree and acknowledge that the 338(h)(10) Allocation was determined on an arm's-length basis upon a good faith determination of the respective fair market values of the Assets of the Company.

      11.04 Tax Liabilities.

            (a) Purchaser shall be responsible for and shall indemnify, defend and hold harmless each member of the consolidated group (or any member thereof) of which Seller is the parent for federal Income Tax purposes, any common or affiliated group (or any member thereof) of which Seller is a member for state or local Income Tax purposes or Subsidiaries that file separate state Income Tax Returns (collectively, the "Seller Group") and Royal Numico on from and against all Tax Liabilities arising from any redetermination or adjustment of the components of the 338(h)(10) Tax Payment, but only to the extent of the increase in the amount of the 338(h)(10) Tax Payment, determined consistent with the principles and subject to the limitations of Section 11.01, resulting from such redetermination or adjustment (the "338(h)(10) Additional Tax"); provided, however, that if such redetermination or adjustment is the result of any action other than an audit, Tax controversy, litigation, or other adjustment initiated by a Governmental Authority, Purchaser's obligation pursuant to this Section 11.04 shall be limited to only the 338(h)(10) Additional Tax arising pursuant to clause (a) of Section 11.01 (solely for this purpose reducing the 338(h)(10) Purchase Price by any corresponding tax deduction actually realized by any member of the Seller Group in connection with such redetermination or adjustment). Seller shall be responsible for and shall indemnify, defend and hold harmless Purchaser, Company, and each Subsidiary on from and against all Tax Liabilities arising from the 338(h)(10) Election to the extent such liabilities exceed the sum of the 338(h)(10) Tax Payment paid pursuant to Section 11.02(d), plus any 338(h)(10) Additional Tax.

            (b) Within five (5) days after the earliest to occur of a member of the Seller Group or Royal Numico, as the case may be, giving notice to Purchaser to the effect that (i) there has been a settlement of a controversy or dispute in which any 338(h)(10) Additional Tax was asserted to which Purchaser has consented in writing consistent with the principles of Section 11.04(c),
(ii) there has been a final non-appealable decision by a court of competent jurisdiction that imposes any 338(h)(10) Additional Tax upon a member of the Seller Group or Royal Numico, or (iii) any other event has occurred that has caused an adjustment to the aggregate deemed sale price under Treasury Regulation Section 1.338-4 that results in a 338(h)(10) Additional Tax and with respect to which Seller and Purchaser have resolved the amount of such 338(h)(10) Additional Tax through the Tax Dispute Resolution Mechanism, Purchaser shall pay, by wire transfer of immediately available United States funds to such account as Seller or Royal Numico shall direct in writing, an amount equal to the 338(h)(10) Additional Tax assessed or imposed, as the case may be. If Purchaser fails to pay the 338(h)(10) Additional Tax when due, such payment shall bear interest calculated from the due date hereunder through, but not including, the date of such payment, at the Interest Rate, which interest shall be paid on demand. Each party shall promptly inform the other party of the receipt by it or its Affiliates of any notice issued by a Governmental Authority in which any additional tax attributable to the Section 338(h)(10) Election is asserted. Upon request by the other party, each party shall make available to the other party and its Representatives the work papers used in preparing its computation of the 338(h)(10) Additional Tax and such other documents as the other party may reasonably request in connection with its review thereof.

            (c) Seller, on behalf of the Company and the Subsidiaries, or Seller or Royal Numico, as the case may be, shall have sole discretion and control over all decisions with regard to any Tax controversy or litigation (both administrative and judicial) concerning any liability for Taxes relating to the 338(h)(10) Election asserted against the Company, the Subsidiaries, any member of the Seller Group or Royal Numico, as the case may be; provided, however, that Seller shall diligently and reasonably pursue any such Tax controversy or litigation. Seller, or Royal Numico, as the case may be, shall keep Purchaser reasonably informed as to the progress of any such Tax controversy or litigation relating to the 338(h)(10) Election and, if requested by Purchaser, shall consult with Purchaser's counsel and consider in good faith any recommendations by Purchaser's counsel concerning the conduct of such proceedings as it

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

relates to the 338(h)(10) Election. With respect to any such Tax controversy or litigation, (i) Purchaser shall have the right, at its own expense, with respect to issues relating to the 338(h)(10) Election, to be present and represented by counsel at all formal and informal proceedings before any administrative or judicial forum or with opposing counsel (to the extent permitted by such administrative or judicial forum, (ii) Purchaser shall have the right to review and comment in advance on all submissions relating to the 338(h)(10) Election,
(iii) Seller shall take such reasonable action during the course of such proceedings as counsel for Seller deems advisable after good faith consultation with Purchaser's counsel to preserve as a basis for appeal any legal issue relating to the 338(h)(10) Election which Purchaser or Purchaser's counsel has identified in writing to Seller, and (iv) Seller shall not settle any such controversy or litigation, as it relates to the 338(h)(10) Election, without the written consent of Purchaser, which consent shall not be unreasonably withheld; provided, however, that any failure under clauses (i) through (iii) of this sentence on the part of Seller shall not relieve Purchaser from its obligations under this Section 11.04, except to the extent Purchaser suffers a detriment as a result of such failure, in which case Purchaser's obligations shall be reduced by the amount caused by such detriment.

            (d) Purchaser shall, and shall cause the Company and the Subsidiaries to, provide appropriate powers of attorney and other consents and authorizations, as reasonably requested by counsel for Seller and shall otherwise reasonably cooperate with such counsel, so as to permit such counsel to represent the Company and the Subsidiaries as set forth in Section 11.04(c) above.

            (e) For purposes of this Article 11 and without limiting the generality of Section 9.07, in the event that Seller or any other member of the Seller Group is dissolved, all rights and obligations of Seller or any such member of the Seller Group under this Article 11 shall be exercisable by Royal Numico and all payments due Seller or any such member of the Seller Group pursuant to this Article 11 shall be paid to Royal Numico.

                                   ARTICLE 12

                                   TERMINATION

      12.01 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a)   by the mutual written consent of Purchaser and Seller;

            (b) by Purchaser, if there has been a violation or breach by Seller of any one or more covenants, representations or warranties contained in this Agreement which would have prevented the satisfaction of any condition to the obligations of Purchaser at the Closing and such violation or breach has not been waived by Purchaser or, with respect to a covenant breach, cured by Seller pursuant to Section 4.06;

            (c) by Seller, if there has been a violation or breach by Purchaser of any one or more covenants, representations or warranties contained in this Agreement which would have prevented the satisfaction of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by Seller or, with respect to a covenant breach, cured by Purchaser within ten (10) Business Days after written notice thereof by Seller (provided that neither a breach by Purchaser of Section 3.08 or 5.06(b) hereof nor the failure to deliver the full consideration payable to Seller under this Agreement at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by Seller);

            (d) by Seller or Purchaser, if the Requisite Shareholder Approval is not obtained by the Shareholder Determination Date (including any potential extension thereof pursuant to Section 4.08) (other than due to the termination of this Agreement pursuant to Section 12.01(a), (c) or (f) hereof prior thereto); in which event Seller shall pay Purchaser an amount equal to the sum of Five Million Dollars ($5,000,000), plus (without duplication of other expense reimbursement provisions) Purchaser's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including reasonable legal fees, upon presentation by Purchaser of a reasonably detailed invoice for such expenses;

            (e) by either Purchaser or Seller if the transactions contemplated hereby have not been consummated by the Termination Date; provided that, neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this Section 12.01(e) if such Person's breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

            (f) by Seller, if Purchaser gives the notice to Seller referred to in Section 5.06(b).

      12.02 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 12.02 and Purchaser's obligation to indemnify Seller under Section 4.04 and Purchaser's obligation to reimburse Seller for one-half of the costs of Audit under Section 4.12 and the Confidentiality Agreement and the Data Room Access Agreement all of which shall survive the termination of this Agreement in accordance with the respective terms thereof), and there shall be no liability on the part of any party hereto to any other party; provided, however, that if this Agreement is terminated by a party under Section 12.01(b) or (c) of this Agreement or Section 12.01(f) of this Agreement due to Purchaser's breach of Section 3.08 or 5.06(b), the terminating party's right to pursue all legal remedies will survive such termination unimpaired (for greater clarity, for purposes of this Article 12.02, the failure of a party's representations and warranties to be true at any time subsequent to the date of execution of this Agreement, and prior to the Closing, if the Closing does not occur, shall not be deemed to constitute a breach by such party of this Agreement). If this Agreement is terminated pursuant to Section 12.01(d) and the Seller or any of its Affiliates enters into a definitive agreement with any Person (other than Purchaser or any of its Affiliates) with respect to a Transaction Proposal on or before the first anniversary of the termination of this Agreement and consummates such a Transaction Proposal on or before the eighteen (18) month anniversary of the termination of this Agreement, Seller shall pay to Purchaser a fee equal to $25,000,000, less the $5,000,000 paid pursuant to Section 12.01(d), concurrently with the Seller's consummation of such Transaction Proposal.

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

                                   ARTICLE 13

                                   DEFINITIONS

      13.01 Definitions. As used in this Agreement:

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, however, that no franchisee shall be deemed to be an Affiliate of Royal Numico, Seller, the Company, any Subsidiary or Purchaser.

      "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a).

      "After-Tax Basis" means, with respect to any payment to be made hereunder for Tax Liabilities which are specified as being due on an After-Tax Basis, the amount of such payment supplemented by a further payment so that, after deducting from such aggregate payment the amount of all Taxes required to be paid by the recipient of such amount, the balance of such payment shall be equal to the amount of such Tax Liabilities.

      "Ancillary Agreements" means the agreements listed in Item 37 of Attachment 2.17(k) to Section 2.17 of the Disclosure Schedule.

      "Assets" of any Person means all assets and properties of every kind (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

      "Business" means the business of General Nutrition Companies, Inc. and the Subsidiaries conducted prior to the date hereof.

      "Business Day" means any day other than a Saturday, Sunday or day when banks are closed or authorized to be closed in the State of New York.

      "Cash" means cash and cash equivalents, including without limitation credit card receipts and System Cash.

      "Clinical Nutrition Businesses" means the businesses of developing, manufacturing, distributing and selling any and all kinds of food and food products (including food in the form of or prepared from liquids and powders) with various nutritional qualities, (including, without limitation, preventative and performance related nutrition), primarily directed at people with illnesses or other medical conditions (or who are at potential risk therefor) and which products are intended to replace, in whole or in part, other food and food products, rather than merely as a supplement to meals in the form of a pill or tablet.

      "Closing" means the closing of the transactions contemplated by Section 1.03.

      "Closing Date" means (a) the first Friday that is a Business Day after the later of (i) the fifth Business Day after, and (ii) the first seven days of the calendar month in which, the date on which the last of the material consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 7.03 and 7.09, and Sections 8.05 and 8.08 has been obtained, made or given or has expired, as applicable, and (b) such other date as Purchaser and Seller mutually agree upon in writing.

      "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

      "Code" means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including but not limited to, any successor or substitute Federal tax codes or legislation.

      "Company Accounting Policies" means the policies and methodologies set forth on Exhibit D hereto (a) that were applied to certain principles of GAAP in connection with the preparation of the Audited Financial Statements as of and for the fiscal year ended December 31, 2002, and (b) that will be applied to calculate the Closing Date Working Capital Amount in a manner consistent with the manner in which such policies and methodologies were applied to prepare said Audited Financial Statements.

      "Company Intellectual Property" means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

      "Company Licensed Intellectual Property" means Intellectual Property owned by a third party and used in the Business, excluding commercial computer software with a retail price of less than $5,000.

      "Company Owned Intellectual Property" means Intellectual Property owned by the Seller and used in the Business.

      "Confidential Information" means all proprietary information and trade secrets concerning the businesses and affairs of Company, the Subsidiaries and their Affiliates received or learned by Purchaser from Seller and the Company or any Subsidiary except information: (a) already generally available to the public, (b) already in Purchaser's possession at the time of disclosure to Purchaser and (c) lawfully obtained by Purchaser from a third person without restrictions of confidentiality.

      "Confidentiality Agreement" means that certain confidentiality agreement between Royal Numico and Purchaser dated as of May 16, 2003.

      "Constituent Documents" means the certificate or articles of incorporation and by-laws of any corporate Person, the limited liability company agreement of any Person that is a limited liability company and the partnership agreement of any Person that is a partnership.

      "Contract" means any note, bond, mortgage, indenture, loan, contract, factoring arrangement, license, agreement, lease, sublease or other instrument or obligation, to which the party in question is a party or by which it or any of its assets may be bound.

      "Copyrights" means all copyrights, including without limitation moral rights and rights of attribution and integrity, copyrights in the content contained on any Web site, and registrations and applications for any of the foregoing, and rights to sue for past Infringement thereof.

      "Data Room Access Agreement" means the Data Room Access Agreement dated as of June 17, 2003 between Seller and Purchaser pursuant to which Seller has granted Purchaser access to Seller's virtual data room.

      "Disclosure Schedule" means the document delivered to Purchaser by Seller of even date herewith, that contains the exceptions to Seller's representations and warranties, and containing other information required by this Agreement.

      "Domain Names" means any alphanumeric designations which are registered with or assigned by any domain name registrar, domain name registry, or other domain name registration authority as part of an electronic address on the Internet.

      "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other employee benefit or pension plan, program arrangement, agreement or policy of any kind that the Company, any Subsidiary or any ERISA Affiliate sponsors, maintains or to which the Company, any Subsidiary, or any ERISA Affiliate contributes or has any obligation to contribute for the benefit of any current or former employee or director of the Company, any Subsidiary or any ERISA Affiliate.

      "Employee Pension Benefit Plan" means any "employee pension benefit plan" (as such term is defined in ERISA Section 3(2)) sponsored, maintained or to which the Company, any Subsidiary, or any ERISA Affiliate contributes or has any obligation to contribute for the benefit of any current or former employee or director of the Company, any Subsidiary or any ERISA Affiliate.

      "Employee Welfare Benefit Plan" means any "employee welfare benefit plan" (as such term is defined in ERISA Section 3(1)) sponsored, maintained or to which the Company or any Subsidiary contributes or has any obligation to contribute for the benefit of any current or former employee or director of the Company or any Subsidiary.

      "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person or Governmental Authority alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or the Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      "Environmental Laws" shall mean all federal, state, local and foreign laws, statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as such requirements are enacted and in effect on or prior to the Closing Date.

      "Equity Commitment" means a commitment by Apollo, an Affiliate of Purchaser, in the form delivered to Seller on the date hereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company or any of the Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

      "Excluded Litigation" means the claims described on Section 9.01(a)(iii) of the Disclosure Schedule.

      "Excluded Proceeds" means all proceeds and rights to payment under those certain settlement agreements (collectively, the "Settlement") among the Company and any Subsidiary, certain other plaintiffs, and F. Hoffman-LaRoche Ltd. and certain other defendants related to that certain case captioned In re Vitamin Antitrust litigation, Misc. No. 99-0197 (TFH), MDL No. 1285 (D.D.C.), and any other related cases brought on or prior to the Closing Date in any federal or state court involving claims that such defendants or any of them conspired, among other things, to fix, raise, maintain or stabilize prices for certain vitamins.

      "Fiduciary" has the meaning set forth in ERISA Section 3(21).

      "Foreign Plans" shall mean all pension, welfare, stock, incentive compensation and other employee benefit plans, arrangements, agreements and policies, established, sponsored or contributed to by Seller or Parent or any of their subsidiaries (excluding the Company and the Subsidiaries).

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "GNC" means General Nutrition Companies, Inc., a Delaware corporation.

      "Governmental Authority" means any foreign, domestic or local court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Income Tax" means any federal, state, local or foreign income tax measured by or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.

      "Income Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto and including any amendment thereof.

      "Infringement" means an assertion that a given item infringes, misappropriates, dilutes (with respect to Trademarks), unfairly competes with, constitutes unauthorized use of or otherwise violates the rights of any Person.

      "Intellectual Property" means all Copyrights; Patents; Trademarks; Domain Names; Trade Secrets; and other similar intangible assets.

      "Intercompany Debt" means any loans, advances, obligations, capital contributions, commitments, arrangements or indebtedness between the Company or the Subsidiaries, on the one hand, and Royal Numico or any of its Affiliates (excluding the Company and the Subsidiaries), on the other hand.

      "IRS" means the Internal Revenue Service and any successor thereto.

      "Knowledge" "Know" or "Known," a person will be deemed to have "Knowledge", to "Know" or to have "Known" of a particular fact or other matter if, in the case of Seller, (a) if any of Mike Meyers, Joe Fortunato, David Heilman, Lou Mancini, or Jim Sander, has actual knowledge of such fact or other matter, (b) if any of Jan Bennick, Niraj Mehra or Marco Bijl has actual knowledge of such fact or other matter, or (c) if any of Tom Dowd, Lee Karayusuf, Curt Larrimer, Michael Locke, Eileen Scott, Reg Steele, J.J. Sorrenti or Susan Trimbo has actual knowledge of such fact or other matter, with respect to those representations and warranties which relate to their respective areas of expertise, or in the case of Purchaser, if any of Peter Copses, Michael Weiner or Andrew Jhawar has actual knowledge of such fact or other matter.

      "Laws" means all laws, statutes, rules, regulations and ordinances of the United States, any foreign country or any domestic or foreign state or local jurisdiction.

      "Legal Requirement" has the meaning set forth in Section 2.13 of this Agreement.

      "Liabilities" means all indebtedness, obligations and other liabilities of a Person (whether known or unknown, absolute, accrued, contingent, fixed, liquidated, unliquidated or otherwise, or whether due or to become due).

      "Lien" means any mortgage, pledge, lien, encumbrance, charge, adverse interest, or other security interest.

      "Losses" means any and all damages, claims, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, harm, expenses and fees, including costs of investigation and defense, court costs and reasonable attorneys' fees and expenses, and reasonable consequential damages; provided, however, that "Losses" shall not include any punitive or speculative damages.

      "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would, individually or in the aggregate, reasonably be expected to be materially adverse to the business, Assets, condition (financial or otherwise), operating results or operations of the Company and the Subsidiaries, taken as a whole, or on the ability of Seller or Royal Numico to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development or effect to the extent arising from or relating to (a) national or international political conditions, including the engagement by the United States or any other country in which the Company or any of the Subsidiaries has any Stores in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon any of the territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country in which the Company or any of the Subsidiaries has any Stores, (b) any decline in sales or increases in losses that result from the Company's decision to cease selling products that contain ephedra, (c) the public announcement of Seller's intent to sell, or of Purchaser's agreement to acquire, the Company and the Subsidiaries or (d) any act or omission of Purchaser or any of its Affiliates.

      "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon or mold.

      "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

      "Nutraco" means collectively, Nutraco S.A., a Swiss corporation, and Nutraco International SA, a Luxembourg corporation.

      "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to purchase or otherwise be issued any shares of capital stock of or membership or partnership or economic interests in such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of or membership or partnership or economic interests in such Person.

      "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Authority.

      "Ordinary Course of Business" means the ordinary course of business of the Company and the Subsidiaries consistent with prior practice.

      "Patents" means all patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and rights to sue for past Infringement thereof.

      "Permit" has the meaning set forth in Section 2.12 of this Agreement.

      "Permitted Liens" means with respect to any Asset: (a) Taxes, assessments and other governmental levies, fees or charges imposed with respect to such Asset for which adequate reserves have been established in accordance with GAAP that (i) are not due and payable as of the Closing Date or (ii) are being contested in good faith; (b) mechanics' liens and similar liens (excluding any liens arising under ERISA) for labor, materials or supplies provided with respect to such Asset incurred in the Ordinary Course of Business for which adequate reserves have been established in accordance with GAAP for amounts that (i) are not due and payable as of the Closing Date or (ii) are being contested in good faith and would not, individually or in the aggregate, materially impair the operation of the business of the Company or any Subsidiary as currently conducted using such Asset; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Asset that constitutes real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and are not violated by the current use or occupancy of such real property or the operation of the business of the Company and the Subsidiaries as currently conducted thereon; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not materially impair the use or usefulness or value or occupancy of such real property or the operation of the business of Company and the Subsidiaries as currently conducted thereon, and (e) statutory and contractual Liens of landlords and statutory and contractual Liens of banks and other financial institutions that, in the case of such Liens that secure repayment of indebtedness, are to be released at or prior to Closing, and their rights of set-off granted in the Ordinary Course of Business and, in each case, encumbering personal property.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency or political subdivision thereof).

      "Purchaser Losses" has the meaning set forth in Section 9.01 of this Agreement.

      "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

      "Reportable Event" has the meaning set forth in ERISA Section 4043.

      "Representatives" of a party means such party's legal counsel, investment bankers, accountants and other advisors (including any potential financing sources).

      "Restructuring" means the transactions described in Section 4.05 of the Disclosure Schedule hereto.

      "Retained Litigation" means all of the actions and proceedings disclosed in the Disclosure Schedule, except for the Excluded Litigation.

      "Rexall" means Rexall Sundown, Inc., a Delaware corporation.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Store" means any retail store owned or operated by the Company, any Subsidiary or any franchisee of the Company or any Subsidiary.

      "Store Lease" means any lease or sublease agreement entered into by the Company or any Subsidiary or any franchisee of either for the lease or sublease of real property which is occupied by a Store, as such lease or sublease agreement is in effect as of the Closing.

      "Subsidiary" means any corporation, limited partnership, limited liability company, or other entity (i) listed on Section 2.05 of the Disclosure Schedule or (ii) with respect to which the Company (directly or indirectly) owns a majority of the common stock, units or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of its board of directors or comparable governing body.

      "System Cash" means the amount of Cash customarily maintained on hand in the Stores owned by the Company and the Subsidiaries to enable such Stores to make change and otherwise operate in the ordinary course of business, consistent with their past custom and practice, which amount customarily fluctuates between approximately $500,000 and $600,000.

      "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

      "Tax Liabilities" means any and all Taxes, fees, levies, duties and other amounts imposed by any Governmental Authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Governmental Authority.

      "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

      "Termination Date" means December 31, 2003; provided, however, in the event the Shareholder Determination Date is extended pursuant to Section 4.08, Purchaser shall have the right, exercisable by notice to Seller in accordance with Section 4.08, to extend said date as provided in Section 4.08.

      "Trademarks" means all trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing, any rights to sue for past Infringement thereof.

      "Trade Secrets" means all forms and types of financial, business, scientific, technical, economic, or engineering information, including without limitation patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing if (a) the owner thereof has taken reasonable measures to keep such information secret; and (b) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the public, and rights to sue for past Infringement thereof.

      "Unicity" means Unicity International, Inc., a Delaware corporation.

      13.02 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement.

Term                                                              Section No.
----                                                              -----------
338(h)(10) Additional Tax                                         11.04(a)
338(h)(10) Approval Notice                                        11.02(b)
338(h)(10) Dispute Notice                                         11.02(b)
338(h)(10) Dispute Period                                         11.02(b)
338(h)(10) Election                                               11.01
338(h)(10) Excess Liabilities                                     11.04(a)
338(h)(10) Payments                                               11.01
338(h)(10) Remaining Disputes                                     11.02(b)
338(h)(10) Resolution Period                                      11.02(b)
338(h)(10) Schedule                                               11.02(a)
338(h)(10) Tax Liabilities                                        11.04(a)
338(h)(10) Tax Liabilities Approval Notice                        11.04(c)
338(h)(10) Tax Liabilities Dispute Notice                         11.04(c)
338(h)(10) Tax Liabilities Dispute Period                         11.04(c)
338(h)(10) Tax Liabilities Remaining Disputes                     11.04(c)
338(h)(10) Tax Liabilities Resolution Period                      11.04(c)
338(h)(10) Tax Liabilities Schedule                               11.04(c)
338(h)(10) Tax Payment                                            11.01
AAA                                                               9.05(c)
AAA Rules                                                         9.05(c)
Adjustment                                                        10.03
Adjustment Schedule                                               1.04(a)
Agreement                                                         Preamble
Apollo                                                            3.12
Approval Notice                                                   1.04(b)(i)
Audit                                                             4.11
Audited Financial Statements                                      2.09
Audited Interim Financials                                        4.12
Available Losses                                                  11.02(a)
Closing Date Working Capital Amount                               1.04(a)
Commitment Letters                                                3.08
Company                                                           Preamble
Contest                                                           10.02(b)

Term                                                              Section No.
----                                                              -----------
Direct Claim                                                      9.03(b)
Dispute                                                           9.05(a)
Dispute Period                                                    1.04(b)
Dispute Notice                                                    1.04(b)(ii)
DSHEA                                                             2.12
EBITDA                                                            4.12
Excluded Transactions                                             4.09(a)
Execution Date                                                    4.04
FFDC Act                                                          2.12
Foreign Subsidiary                                                2.13(k)
Franchise Agreement                                               2.27(a)
GP Act                                                            2.03
GP Agreement                                                      2.03
Indemnified Party                                                 9.03
Indemnifying Party                                                9.03
Independent Accountant                                            1.04(b)
Independent Accountant 338(h)(10) Determination                   11.02(b)
Independent Accountant Determination                              1.04(b)
Intellectual Property                                             2.15
Interest Rate                                                     1.04(d)
Interests                                                         Preamble
IRS Form 8023                                                     5.07
June Interim Financial Statements                                 2.09
Large Capital Projects Budget                                     2.10(i)
Legal Requirements                                                2.12
LLC Act                                                           2.03
LLC Agreement                                                     2.03
Liability Policy                                                  4.08
Most Recent Balance Sheet                                         2.09
Newco 1 LLC                                                       Preamble
Newco DGP1                                                        Preamble
Notifying Party                                                   9.03(b)
Numico USA                                                        Preamble
Permits                                                           2.12
Policies                                                          2.20
Protected Business                                                6.02
Purchase Price                                                    1.02
Purchaser                                                         Preamble
Purchaser Indemnified Parties                                     9.01(a)
Purchaser Losses                                                  9.01(a)
Purchaser Net Tax Effect                                          9.01(b)(ii)
Remaining Disputes                                                1.04(b)
Request                                                           9.05(b)

Term                                                              Section No.
----                                                              -----------
Requisite Shareholder Approval                                    7.05
Resolution Period                                                 1.04(b)
Royal Numico                                                      Preamble
Seller                                                            Preamble
Seller Basket                                                     9.01(b)(i)
Seller Cap                                                        9.01(b)(iv)
Seller Group                                                      11.04
Seller Indemnified Parties                                        9.02(a)
Seller Losses                                                     9.02(a)
September Interim Financial Statements                            4.11
Settlement                                                        13.01
Shareholders Meeting                                              4.08
Straddle Period                                                   10.01(a)(ii)
Superior Proposal                                                 4.08
Third Party Claim                                                 9.03(a)(i)
Transaction Proposals                                             4.09(a)
Transferee                                                        4.05
Transferees                                                       4.05
Transferred Employees                                             14.01
Transfer Taxes                                                    10.06
UFOC                                                              2.27(b)
Vendors                                                           14.02(a)
WARN Act                                                          2.10(c)
WC Target                                                         1.04(a)
Working Capital Assets                                            1.04(d)
Working Capital Liabilities                                       1.04(d)

                                   ARTICLE 14

                        ADDITIONAL POST-CLOSING COVENANTS

      14.01 Employee Benefit Matters. Following the Closing, Purchaser shall, or shall cause the Company and each Subsidiary to (a) waive limitations as to preexisting conditions, exclusions and waiting periods to the extent such conditions, exclusions and waiting periods have been satisfied under the Employee Benefit Plans with respect to participation and coverage requirements applicable to employees employed by the Company or any Subsidiary as of the Closing Date (the "Transferred Employees") under any welfare plan that the Transferred Employees may be eligible to participate in after the Closing Date,
(b) provide each Transferred Employee of the Company and the Subsidiaries with credit for any co-payments and deductibles paid prior to the Closing Date under any Employee Welfare Benefit Plan in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that the Transferred Employees are eligible to participate in after the Closing Date, (c) provide each Transferred Employee with service credit for their service with the Company and the Subsidiaries for purposes of eligibility and vesting under each employee benefit plan, program or arrangement of

Purchaser, the Company or any Subsidiary in which the Transferred Employees are eligible to participate in after the Closing; provided, however, that in no event shall the Transferred Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service and (d) to maintain the General Nutrition Severance Pay Policy as amended effective March 1, 2002 (i.e., without amending it (or the benefits payable thereunder) in any manner materially adverse to the Transferred Employees) for not less than six months after the Closing.

      14.02 Excluded Litigation. (a) As between the Seller and the Purchaser, Seller, at its expense, shall have the right to and shall defend, with current counsel or such other counsel as Seller may select from time to time, all Excluded Litigation by appropriate proceedings, which proceedings shall be prosecuted by Seller with reasonable diligence to a final conclusion or shall be settled at the discretion of Seller (but only with the consent of Purchaser, which consent will not be unreasonably withheld or delayed and which consent shall not be required in the case of any consent decree or injunctive relief with respect to any product that the Company and the Subsidiaries ceased or were required to cease to sell on or prior to Closing or any settlement that provides for no material relief other than the payment of monetary damages as to which Purchaser will be indemnified in full, subject to Section 9.01(b)(i) and (ii)) and no admission of fault on behalf of the Company or any predecessor; provided, however, that the foregoing shall not be interpreted as requiring Seller to defend any Excluded Litigation which any vendor of products to the Company or any of the Subsidiaries or such vendor's insurance company has the right to and does defend (such vendors and their insurance companies are referred to collectively as the "Vendors"). As between Seller and Purchaser, Seller shall have full control of such defense and prosecution, including (except as provided in the immediately preceding sentence) any settlement thereof and the right to exercise on behalf of the Company or any Subsidiary the right to consent to any settlement proposed by any such Vendor (except as also provided in the immediately preceding sentence).

            (b) In order to facilitate the defense or settlement of any Excluded Litigation by Seller or any Vendor and in addition to all other rights of Seller hereunder, upon request from time to time by Seller after the Closing, Purchaser shall, and shall cause the Company and the Subsidiaries to, cooperate fully with Seller and the Vendors in connection therewith, including without limitation by:
(i) empowering Seller and its counsel through appropriate documentation to control the defense and prosecution of all Excluded Litigation (including the exercise of all rights of the Company and the Subsidiaries to control any Excluded Litigation being defended by any Vendor) and represent the Company and the Subsidiaries therein before any court or arbitration tribunal of appropriate jurisdiction, (ii) affording Seller and its Representatives reasonable access during normal business hours to the Assets and books and records of the Company and the Subsidiaries, (iii) furnishing to Seller and its Representatives such information regarding the Company and the Subsidiaries, including their Assets and Liabilities as Seller may request, (iv) permitting the current in-house counsel and other Representatives of the Company and the Subsidiaries who are currently managing such Excluded Litigation to continue to manage such Excluded Litigation to the extent requested by Seller and always as directed, and subject to control of the defense of such Excluded Litigation, by Seller (including the exercise of all rights of the Company and the Subsidiaries to control any Excluded Litigation being defended by any Vendor), (v) making available to Seller the Representatives of the Company and the Subsidiaries whose assistance, testimony or presence is necessary or desirable to assist Seller in defending or prosecuting any Excluded Litigation, including the presence of such persons as witnesses at depositions, hearings or trials for such purposes and (vi) cooperating with and providing all reasonable assistance requested by any Vendor. Seller shall reimburse Purchaser for the reasonable costs incurred by Purchaser in providing such cooperation to Seller (including any expenses incurred by any director, officer, agent or Representative of Purchaser, but not including any Vendors) but Seller shall not be charged for the reasonable use of any facility or equipment of the Company or any Subsidiary or the incidental time spent by any in house counsel, or by other employees of the Company or any Subsidiary to provide any such cooperation to Seller or any related general and administrative expenses. Purchaser agrees to give notice to Seller promptly in the event the current in-house counsel of the Company and the Subsidiaries leaves their employ. Notwithstanding any provision of Section 9.03(a) or this
Section 14.02 to the contrary, if any insurer that has issued an insurance policy to Seller or one of its Affiliates that provides insurance coverage for any of the Excluded Litigation has asserted or asserts its right to control the defense and settlement of any Excluded Litigation, none of the terms and conditions of Section 9.03(a) or this Section 14.02 shall apply to such Excluded Litigation so long as such insurer continues to defend against such Excluded Litigation, except that Purchaser shall not concede, settle or compromise such Excluded Litigation without the consent of such insurer or Seller, and shall cooperate with such insurer in such defense, at the expense of Seller, to the same extent that Purchaser would be obligated under such Sections to cooperate in such defense if Seller were controlling such defense. This Section 14.02 shall supplement and not supersede Section 9.03; provided, however, that in the event of a conflict between any of the terms of this Section 14.02 and Section 9.03, the terms of this Section 14.02 shall prevail.

      14.03 Benefits Relating to Royal Numico General Nutrition Management Stock Purchase Plan. If after the date hereof, as a result of (a) the voluntary or involuntary cancellation, forgiveness or satisfaction for less than the full amount due thereunder of any indebtedness due Royal Numico or its Affiliates (including, without limitation, Seller) from any current or former employee of the Company or any Subsidiary that was issued in connection with or relates to the purchase of shares pursuant to the Royal Numico General Nutrition Management Stock Purchase Plan, (b) any "gross up" payment made to any such employee by Royal Numico or its Affiliates (including, without limitation, Seller) in connection with the Royal Numico General Nutrition Management Stock Purchase Plan and (c) any cash bonus payment made to any such employee by Royal Numico or its Affiliates as described in the letter agreements referred to in Section 2.17(f)(iii) of the Disclosure Schedule, Purchaser, the Company, or any other Affiliate of Purchaser is entitled to a deduction, subtraction or credit for any federal, state, local or foreign Tax purpose then, when and to the extent that Purchaser or any of its Affiliates derives a benefit from such deduction, subtraction or credit (through a reduction of Taxes, refund of Taxes paid or credit against Taxes due, determined by using such deduction, subtraction or credit prior to any other deduction, subtraction or credit claimed by Purchaser or such Affiliate), Purchaser shall promptly pay to Seller in cash an amount equal to the amount of such refund, reduction or credit. Purchaser shall permit Seller to control (at Seller's expense, in a reasonable manner) the prosecution of any such refund claimed, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as Seller shall designate to represent such entity with respect to such refund claimed. Without limiting the generality of the provisions of Section 10.05, such provisions shall be applicable with respect to the calculation and determination of amounts due under this Section 14.03. Any payments made pursuant to this Section 14.03 shall be treated as additional Purchase Price.

      14.04 Retention and Severance Agreements, and Bonus Plans.

            (a) From and after the Closing, when and to the extent advised by Purchaser or the Company (except for payments due as a result of and payable upon the consummation of the Closing which shall be paid at Closing), Seller will pay the employee entitled to such benefit or payment directly or will pay the Company or a Subsidiary for remittance to such employee (as Seller shall specify, in which later case the Purchaser shall cause the Company or such Subsidiary to remit such payment to such employee when due):

                  (i) for the amounts payable by the Company after the Closing for the benefits specified under any separation or termination agreements to which the Company or any Subsidiary is a party which are set forth in
      Section 2.17(f)(i) of the Disclosure Schedule and as in effect as of the Closing;

                  (ii) all retention amounts referred to in Section 2.17(f)(ii) of the Disclosure Schedule; and

                  (iii) all cash bonuses for 2003 and all change of control cash bonuses (and tax "gross up" payments thereon, if any) referred to, or otherwise provided in documentation listed, in Section 2.17(f)(iii), (iv) and (v) of the Disclosure Schedule.

            (b) If after the date hereof, as a result of any payment made by Seller to Purchaser, the Company or any Subsidiary pursuant to Section 14.04(a), Purchaser, the Company or any other Affiliate of Purchaser is entitled to a deduction, subtraction or credit for any federal, state, local or foreign Tax then, when and to the extent that Purchaser or any of its Affiliates actually derives a benefit from such deduction, subtraction or credit (through a reduction of Taxes, refund of Taxes paid or credit against Taxes due, determined by using such deduction, subtraction or credit subsequent to any other deduction, subtraction or credit claim by Purchaser or such Affiliate), Purchaser shall promptly pay to Seller in cash an amount equal to the amount of such refund, reduction or credit net of any reasonable expenses incurred in connection therewith. Purchaser shall permit Seller to control (at Seller's expense, in a reasonable manner) the prosecution of any such refund claimed, and shall cause the relevant entity to authorize by appropriate power of attorney such Persons as Seller shall designate to represent such entity with respect to such refund claimed. Without limiting the generality of the provisions of
Section 10.05, such provisions shall be applicable with respect to the calculation and determination of amounts due under this Section 14.04. Any payments made pursuant to this Section 14.04 shall be treated as additional Purchase Price.

                                   ARTICLE 15

                                  MISCELLANEOUS

      15.01 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party(ies) hereto and any attempt to do so will be void, except:

            (a)   For assignments and transfers by operation of Law;

            (b) That Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article
9) to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of all of the issued and outstanding Interests in the Company or all or substantially all of its Assets or (iii) any financial institution providing purchase money or other financing to Purchaser or the Company from time to time as collateral security for such financing;

            (c) That Seller may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article 9) to (i) Royal Numico or any wholly-owned subsidiary of Royal Numico, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, or (ii) any post-Closing acquiror of all of the issued and outstanding shares of capital stock of Seller, whether by merger, consolidation or otherwise, or any acquiror of all or substantially all of its assets or other business combination; and

            (d) That Royal Numico may assign any or all of its rights, interests and obligations hereunder (including, without limitation, its rights under Article 9) to (i) any wholly-owned subsidiary of Royal Numico; provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, or (ii) any post-Closing acquiror of all of the issued and outstanding shares of capital stock of Royal Numico by merger, consolidation, or otherwise or any acquiror of all or substantially all of Royal Numico's assets pursuant to any or other business combination;

but no such assignment referred to in clause (a), (b), (c) (unless such assignment is made in connection with the liquidation and dissolution of Seller) or (d) shall relieve Purchaser, Seller or Royal Numico of its respective obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

      15.02 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      15.03 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company or any of the Subsidiaries, shall be issued or made by any party hereto without the joint approval of Purchaser and Seller, unless required by law (in the reasonable opinion of counsel) in which case Purchaser and Seller shall have the right to review and comment upon such press release, announcement or communication prior to its issuance, distribution or publication.

      15.04 No Third Party Beneficiaries. Except as specifically provided in Sections 9.01 and 9.02, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

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      15.05 Entire Agreement. This Agreement (including the Ancillary Agreements and other documents referred to herein), the Confidentiality Agreement and the Data Room Access Agreement constitute the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

      15.06 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      15.07 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) Business Day after being sent to the recipient by facsimile transmission or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid and addressed to the intended recipient as set forth below:

If to Seller:                          Copy to:

Royal Numico N.V.                      Guy E. Snyder, Esq.
Rokkeveenseweg 49                      Dalius F. Vasys, Esq.
NL-2712 PJ Zoetermeer                  Vedder, Price, Kaufman & Kammholz
Netherlands                            222 N. LaSalle St., Suite 2400
Facsimile No.: 31-79-353-9000          Chicago, IL 60601
Attn: President                        Facsimile No.: 312-609-5005

and

Numico USA, Inc.

Facsimile No.: 011-31-79-3539093
Attn: President

If to Purchaser:                       Copy to:

Michael D. Weiner                      Jeffrey H. Cohen, Esq.
10250 Constellation Boulevard          Skadden, Arps, Slate, Meagher & Flom LLP
Suite 2900                             300 South Grand Avenue, 34th Floor
Los Angeles, CA 90067                  Los Angeles, CA 90071
Facsimile No: 310-843-1930             Facsimile No: 213-687-5600

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

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      15.08 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Subject to
Section 9.05, any action or proceeding seeking to enforce any provision of or based on any right arising out of or otherwise relating to, this Agreement may be brought against Royal Numico, Seller or Purchaser in the courts of the State of New York or, if it has or can acquire subject matter jurisdiction, in the United States District Court for the Southern District of New York and each of the parties, for itself and its stockholders, hereby submits to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in this Section 15.08 may be served on any party hereto anywhere in the world, whether within or without the State of New York, by personal service or by overnight delivery service to the address herein provided for notices in Section 15.07. The prevailing party(ies) in any such litigation shall be entitled to recover its (their) reasonable attorneys' fees and costs of litigation from the nonprevailing party(ies).

      15.09 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller and Royal Numico. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      15.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      15.11 Expenses. Purchaser will bear its own costs and expenses (including legal fees and expenses, and those referred to in Sections 3.06 and 5.02) incurred in connection with this Agreement and the transactions contemplated hereby. Except as otherwise specifically set forth herein, Seller shall bear its and the Company's and the Subsidiaries' costs and expenses (including investment banking and legal fees and expenses and the costs of obtaining the consents described in Section 4.02) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, if this Agreement is terminated due to Seller's representations and warranties not being true and correct as of the date hereof, as Purchaser's complete and exclusive remedy and as liquidated damages therefor, Seller shall promptly reimburse Purchaser (without duplication of other expense reimbursement provisions) for its costs and expenses (including reasonable legal fees and expenses but excluding those referred to in Section 3.06) incurred in connection with this Agreement and the transactions contemplated hereby within five (5) Business Days after receiving a reasonably detailed invoice from Purchaser setting forth such costs and expenses.

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      15.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      15.13 Incorporation of Exhibits, Annexes and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      15.14 Governing Language. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

                                    * * * * *

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       ROYAL NUMICO N.V.

                                       By: /s/ JAN BENNINK
                                          --------------------------------------
                                       Title: Managing Director
                                             -----------------------------------

                                       NUMICO USA, INC.

                                       By: /s/ JAN BENNINK
                                          --------------------------------------
                                       Title: President
                                             -----------------------------------

                                       APOLLO GNC HOLDING, INC.

                                       By: /s/ ANDREW JHAWAR
                                          --------------------------------------
                                       Title: Vice President
                                             -----------------------------------

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